SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Laboratory Corporation of America Holdings

(Name of Registrant as Specified In Its Charter)

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Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: 336-229-1127

April 1, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Laboratory Corporation of America Holdings. The meeting will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 12, 2010 at 9:00 a.m., Eastern Daylight Time.

The attached Notice of the Annual Meeting and Proxy Statement provide information concerning the matters to be considered at the meeting.

The Board of Directors recommends that the Company’s stockholders approve each of the proposals set forth in the Notice. The enclosed Proxy Statement sets forth more detailed information regarding these proposals. Please carefully review the information in the Proxy Statement.

Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. This year, we are continuing the practice of using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing the Company’s stockholders a notice of Internet availability of the Company’s proxy materials instead of a paper copy of this proxy statement and the Company’s 2009 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how stockholders can receive a paper copy of the Company’s proxy materials, including this proxy statement, the Company’s 2009 Annual Report and a form of proxy card or voting instruction card. We believe that this process will conserve natural resources and reduce the costs of printing and distributing the Company’s proxy materials.

After reading the Proxy Statement, you may vote by proxy over the Internet or by telephone, or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. You may revoke your proxy at any time before it is exercised by sending a written notice that you would like to revoke your proxy to the Company at 358 South Main Street, Burlington NC 27215, Attention: F. Samuel Eberts III, by submitting a new proxy, or by attending the meeting and voting in person.

Sincerely,

David P. King

Chairman of the Board, President and Chief Executive Officer

LABORATORY CORPORATION OF AMERICA HOLDINGS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of

    Laboratory Corporation of America Holdings:

Notice is hereby given that the 2010 Annual Meeting (the “Annual Meeting”) of the Stockholders of Laboratory Corporation of America Holdings (the “Company”) will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 12, 2010 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1. To elect the members of the Company’s Board of Directors to serve until the Company’s next annual meeting and until such directors’ successors are elected and shall have qualified;

2. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and

3. To take such other action as may properly come before the Annual Meeting or any adjournments thereof.

The accompanying proxy statement describes the matters to be considered at the Annual Meeting. Only stockholders of record at the close of business on March 15, 2010 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

By Order of the Board of Directors

F. Samuel Eberts III

Secretary

April 1, 2010

PLEASE CAST YOUR VOTE USING THE INTERNET OR TELEPHONE VOTING OPTIONS AS SOON AS POSSIBLE, OR, IF REQUESTED, COMPLETE, SIGN, AND DATE THE PROXY CARD, AND RETURN IT PROMPTLY. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

LABORATORY CORPORATION OF AMERICA HOLDINGS

358 SOUTH MAIN STREET

BURLINGTON, NORTH CAROLINA 27215

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), of proxies to be voted at the 2010 Annual Meeting of Stockholders to be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 12, 2010 at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof (the “Annual Meeting”). The Company’s Board of Directors has made this Proxy Statement and the accompanying Notice of Annual Meeting available on the Internet. The Company mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each of the Company’s stockholders entitled to vote at the Annual Meeting on or about April 1, 2010.

At the Annual Meeting, the Company’s stockholders will be asked (i) to elect the following persons as directors of the Company to serve until the Company’s next annual meeting and until such directors’ successors are elected and shall have qualified: David P. King, Kerrii B. Anderson, Jean-Luc Bélingard, Wendy E. Lane, Thomas P. Mac Mahon, Robert E. Mittelstaedt, Jr., Arthur H. Rubenstein, MBBCh, M. Keith Weikel, Ph.D. and R. Sanders Williams, M.D.; (ii) to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and (iii) to take such other action as may properly come before the Annual Meeting or any adjournments thereof.

GENERAL INFORMATION

Electronic Delivery of Proxy Materials

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to the Company’s proxy materials over the Internet. Accordingly, the Notice was sent on or about April 1, 2010 to each of the Company’s stockholders of record at the close of business on March 15, 2010. All stockholders may access the proxy materials on the website referred to in the Notice. Stockholders may also request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found on the Notice. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Solicitation and Voting of Proxies; Revocation; Record Date

All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted in favor of the election to the Company’s Board of Directors of the nine nominees for director identified in this Proxy Statement, and for the ratification of the appointment of

PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010. Any stockholder may revoke his/her proxy at any time prior to the Annual Meeting before it is voted by written notice to such effect delivered to the Company at 358 South Main Street, Burlington, North Carolina 27215, Attention: F. Samuel Eberts III, Secretary, by delivery prior to the Annual Meeting of a properly executed and subsequently dated proxy or by attending the Annual Meeting and voting in person.

Solicitation of proxies may be made by mail and may also be made by personal interview, telephone, e-mail and facsimile transmission, and by directors, officers, and regular employees of the Company without special compensation therefor. The Company will bear the expenses to prepare proxy materials and to solicit proxies for the Annual Meeting. The Company expects to reimburse banks, brokers, and other persons for their reasonable, out-of-pocket expenses in handling proxy materials for beneficial owners.

Only holders of record of common stock of the Company (the “Common Stock”) at the close of business on March 15, 2010 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 104,358,698 shares of Common Stock. Holders of Common Stock as of the Record Date will be entitled to one vote per share at the Annual Meeting.

A quorum for the Annual Meeting consists of a majority of the total number of shares of Common Stock outstanding on the Record Date and entitled to vote, present in person or represented by proxy. In accordance with the Company’s Amended and Restated By-Laws (the “By-Laws”), director nominees must receive a majority of the votes cast for the election of directors, which under the By-Laws means that the number of shares voted “FOR” a director must exceed 50% of the votes cast with respect to that director. The Board has adopted a policy that a director who does not receive the required vote for election as provided in the By-Laws will submit his or her resignation for consideration by the Board. The affirmative vote of a majority of shares of Common Stock represented at the Annual Meeting and entitled to vote is required for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010. An abstention will have no effect on the election of the directors, but will have the same effect as a vote against the other proposals scheduled for the Annual Meeting. Under the current New York Stock Exchange (“NYSE”) rules, the proposal to ratify the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. In contrast, the proposal to elect directors is a “non-discretionary” item. This means brokerage firms that have not received voting instructions from their clients on this matter may not vote on this proposal. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for the election of directors.

As of March 15, 2010, the directors and executive officers of the Company beneficially owned an aggregate of 1,848,907 shares of Common Stock, representing approximately 1.7% of the total number of shares of Common Stock outstanding and entitled to vote.

The Board of Directors of the Company recommends that stockholders vote “FOR” the election of each of the nominees for director of the Company (as specified below) and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s directors will be elected at the Annual Meeting to serve until the next succeeding annual meeting of the Company and until their successors are elected and have been qualified. The Board of Directors is currently comprised of the nominees listed below. Except as herein stated, the proxies solicited hereby will be voted FOR the election of such nominees unless the completed proxy card directs otherwise.

Director Independence

Pursuant to Section 303A.02 of the “NYSE” Listing Standards (the “Listing Standards”), for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Listing Standards permit the Board of Directors to adopt categorical standards to be used in connection with this purpose, and the Board of Directors has adopted the standards for determining whether there is a material relationship that would impair independence.

The Board of Directors has determined that Ms. Anderson, Mr. Bélingard, Ms. Lane, Mr. Mittelstaedt, Dr. Rubenstein, Dr. Weikel and Dr. Williams each qualify as “independent” as defined in the Listing Standards. Mr. Mac Mahon is not independent because the consulting arrangement that he entered into after he retired as the Company’s Chief Executive Officer on December 31, 2006 resulted in payments to him that under the Listing Standards means that he cannot be determined to be independent until 2012, at the earliest. Further, Mr. King (the Company’s Chief Executive Officer) is not independent as he is an employee of the Company.

Identification, Evaluation and Qualification of Individual Director Candidates

The Nominating and Corporate Governance Committee recommends a slate of directors to the Board of Directors for election by the Company’s stockholders at each annual meeting of stockholders and recommends candidates to the Board of Directors to fill vacancies on the Board of Directors.

When evaluating prospective candidates for director, including those nominated by stockholders, the Nominating and Corporate Governance Committee conducts individual evaluations against the criteria enumerated in the Company’s Corporate Governance Guidelines. These criteria include, but are not limited to: personal and professional integrity; interest, capacity and willingness to serve the long-term interests of the Company’s stockholders; ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and Committee meetings; exceptional ability and judgment; and freedom from personal and professional relationships that would adversely affect the ability to serve the best interests of the Company and its stockholders. The Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee review with the Board the appropriate skills and characteristics required of Board members in the context of the Company’s business needs and the current composition of the Board, including, among other characteristics, diversity. The Company believes that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded national, international or multinational companies or shall have achieved a high level of distinction in their chosen fields. The goal is to ensure that the Board composition reflects a balance of skills, experiences, diversity and expertise. Director candidates, other than sitting directors, may be interviewed by the Chairman of the Nominating and Corporate Governance Committee, other directors, the Chief Executive Officer and the Corporate Secretary. The results of those interviews, as well as any other materials received by the Nominating and Corporate Governance Committee that it deems appropriate, are considered by the Nominating and Corporate Governance Committee in making its recommendation to the Board of Directors.

The biographies of each of the nominees below contain information regarding the experiences, qualifications, attributes or skills that supported the Nominating and Corporate Governance Committee’s and the Board’s determination that the person should serve as a director for the Company.

The Board of Directors has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees For Election As Directors

The name, age as of March 15, 2010, principal occupation for the last five years, selected biographical information, and period of service as a director of the Company of each nominee are set forth below:

David P. King (53) has served as Chairman of the Board, President, and Chief Executive Officer of the Company since May 6, 2009; prior to that date he served as a director, President and Chief Executive Officer of the Company since January 1, 2007. Mr. King served as Executive Vice President and Chief Operating Officer from December 2005 to January 2007, as Executive Vice President of Strategic Planning and Corporate Development from January 2004 to December 2005 and was hired in September 2001 as Senior Vice President, General Counsel and Chief Compliance Officer. Prior to joining the Company, he was a partner with Hogan & Hartson LLP in Baltimore, Maryland from 1992 to 2001. Mr. King has over 9 years experience with the Company in a variety of roles of increasing responsibility in corporate operations, strategic planning, and corporate administration. As a result, he has a deep understanding of the clinical laboratory industry, strategy, sales and marketing, and operations.

Kerrii B. Anderson (52) has served as a director of the Company since May 17, 2006. Ms. Anderson was Chief Executive Officer of Wendy’s International, Inc., a restaurant operating and franchising company from April 2006 until September 2008 when the company was merged with Triarc. Ms. Anderson served as Executive Vice President and Chief Financial Officer of Wendy’s International from 2000 to 2006. Prior to this position, she was Chief Financial Officer, Senior Vice President of M/I Schottenstein Homes, Inc. from 1987 to 2000. Ms. Anderson is a director of Chiquita Brands International Inc. and a member of its Audit and Compensation Committees. She is also a director and a member of the Audit Committee of PF Chang’s China Bistro, Inc. Ms. Anderson serves on the financial committee of Columbus Foundation and Ohio Health. Ms. Anderson was a director of Lancaster Colony Corporation from September 1998 to September 2005. She also was a director of Wendy’s International from 2006 until September 30, 2008. She has a strong record of leadership in operations and strategy. Ms. Anderson is also an audit committee financial expert of a result of her experience as CEO and CFO of Wendy’s International, Inc. She has extensive corporate governance experience through her service on other public company boards.

Jean-Luc Bélingard (61) has served as a director of the Company since April 28, 1995. Mr. Bélingard is Chairman and Chief Executive Officer of Ipsen SA, a diversified French health care holding company, and has served in that position since 2001. Prior to this position, Mr. Bélingard was Chief Executive Officer from 1999 to 2001 of bioMérieux-Pierre Fabre, a diversified French health care holding company, where his responsibilities included the management of that company’s worldwide pharmaceutical and cosmetic business. Mr. Bélingard is also a director of Celera Corporation, a former division of Applera Corporation, Norwalk, Connecticut, a director and member of the Compensation Committee of bioMérieux SA, and a director and member of the Audit Committee of Nicox (France). Mr. Bélingard was a director of Applera Corporation, Norwalk, Connecticut from 1993 to June 2008. He has extensive CEO experience and a strong strategic and operational background. He also brings an important international perspective to the board’s deliberations. Mr. Bélingard has extensive corporate governance experience through his service on other public company boards.

Wendy E. Lane (58) has served as a director of the Company since November 1996. Ms. Lane has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and a Managing Director of Donaldson, Lufkin & Jenrette, an investment banking firm, serving in these and other positions from 1980 to 1992. Ms. Lane is also a director and Audit Committee member of both Willis Group Holdings, Ltd. and UPM-Kymmene Corporation, and a Trustee of the U.S. Ski and Snowboard Team Foundation. With her extensive experience in various segments of the financial industry, including investment banking and insurance, Ms. Lane is an audit committee financial expert. Ms. Lane has extensive corporate governance experience through her service on other public company boards in a variety of industries.

Thomas P. Mac Mahon (63) has served as a director of the Company since 1995. In addition, Mr. Mac Mahon served as a non-executive Chairman of the Board from January 2007 to May 2009. Mr. Mac Mahon served as executive Chairman of the Board from April 1996 to December 2006; prior to that date, he was Vice-Chairman of the Board since April 28, 1995. From January 1997 until his retirement on December 31, 2006, Mr. Mac Mahon served as President and Chief Executive Officer and a member of the Executive and Management Committees of the Company. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche Inc. (“Roche”) from 1993 to December 1996 and President of Roche Diagnostics Group and a director and member of the Executive Committee of Roche from 1988 to December 1996. Mr. Mac Mahon is a director and Chairman of the Governance Committee of Express Scripts, Inc. Mr. Mac Mahon is also a director, member of the Compensation Committee and Chairman of the Board of PharMerica Corporation. Mr. Mac Mahon was a director of Golden Pond Healthcare, Inc. from November 2007 to November 2009. He has over 25 years of experience in the diagnostics industry including over 10 years of experience with the Company as its CEO. As a result, he has a deep understanding of the clinical laboratory industry, strategy, and operations and extensive experience with the laboratory industry. He also has significant corporate governance experience through his service on other public company boards.

Robert E. Mittelstaedt, Jr. (66) has been a director of the Company since November 1996. Mr. Mittelstaedt is Dean and Professor of the W.P. Carey School of Business at Arizona State University. Prior to June 30, 2004, he was Vice Dean, Executive Education of The Wharton School of the University of Pennsylvania and director of the Aresty Institute of Executive Education, an executive education program affiliated with The Wharton School of the University of Pennsylvania. Mr. Mittelstaedt had served with The Wharton School since 1973, with the exception of the period from 1985 to 1989 when he founded, served as President and Chief Executive Officer, and sold Intellego, Inc., a company engaged in practice management, systems development, and service bureau billing operations in the medical industry. Mr. Mittelstaedt serves as a director of W.P. Carey & Co., LLC and also serves as a director and Compensation Committee member of Innovative Solutions & Support, Inc. Mr. Mittelstaedt, Jr. is a recognized expert in business strategy and corporate governance issues and serves as lead independent director.

Arthur H. Rubenstein, MBBCh (72) has served as a director of the Company since August 1, 2004. Dr. Rubenstein is the Dean of the University of Pennsylvania School of Medicine and Executive Vice President for the University of Pennsylvania Health System. Previously, Dr. Rubenstein was Dean and Gustave L. Levy Distinguished Professor at the Mount Sinai School of Medicine in New York from 1997 to 2001. He has also been a faculty member and chairman of the Department of Medicine at the University of Chicago. He is a distinguished member of the American Academy of Arts and Sciences and the American Association for the Advancement of Science. Dr. Rubenstein serves as a director of Glycadia and Diasome. Dr. Rubenstein was a director of the Association of Academic Health Centers from October 2004 until September 2009. As a prominent medical clinician and academician he has extensive experience in health care delivery systems and brings an important practicing physician’s perspective to the board’s deliberation.

M. Keith Weikel, Ph.D. (72) has served as a director of the Company since July 16, 2003. On December 31, 2006, Dr. Weikel retired as a Senior Executive Vice President and Chief Operating Officer of Manor Care, Inc., a health-care provider, where he began his career in 1984 with Manor HealthCare Corporation, an operating subsidiary of Manor Care, Inc. Dr. Weikel is currently a member of the Federation of American Hospitals and the Alliance for Quality Long Term Care and serves as Director Emeritus for Manor Care, Inc. and as a director for Direct Supply, Inc. As a result of his experience as Commissioner of the Medical Services Administration of the Department of Health and Human Services and his years of business experience as an executive leader, Dr. Weikel has a deep understanding of the health care system. Dr. Weikel has a strong record of leadership in large healthcare company operations and as the former COO of Manor HealthCare brings an important perspective to his service as a director for the Company.

R. Sanders Williams, M.D. (61) has served as a director of the Company since May 16, 2007. Dr. Williams is President of The J. David Gladstone Institutes, and Professor of Medicine (pending) at the University of California San Francisco. Prior to this appointment, Dr. Williams served Duke University between 2001 and 2009 as Dean of the School of Medicine, Senior Vice Chancellor, Senior Advisor for International Strategy, and founding Dean of the Duke-NUS Graduate Medical School Singapore. He has served previously as President of the Association of University Cardiologists, Chairman of the Research Committee of the American Heart Association, on the editorial boards of leading biomedical journals, on the Advisory Committee to the Director of the National Institutes of Health and on the Board of External Advisors of the National Heart, Lung and Blood Institute. He is a Director of Bristol-Myers Squibb, a member of the Institute of Medicine of the National Academy of Sciences, and a Fellow of the American Association for the Advancement of Science. His experience as a physician, a biomedical scientist, and executive leader brings important perspective to his service to the Company as a director.

The Board of Directors of the Company recommends that stockholders vote “FOR” the election of each of the nominees for director listed above.

Board of Directors and its Committees

To begin 2009, the Board of Directors had ten members, consisting of the current directors and Mr. Bradford T. Smith. Mr. Smith did not stand for reelection at the Company’s 2009 Annual Meeting, held on May 6, 2009, and since the 2009 Annual Meeting the Board of Directors has been comprised of its current nine members. During 2009, the Board of Directors held eleven meetings and acted six times by unanimous written consent. The Compensation Committee held five meetings; the Audit Committee held eight meetings; the Nominating and Corporate Governance Committee held four meetings; and the Quality and Compliance Committee held four meetings. All of the committees are comprised entirely of independent directors as defined in the Listing Standards. During 2009, all of the directors attended 100% of the total meetings of the Board of Directors and the committees of which he or she was a member.

Currently, the Chairman of the Board of Directors is also the Company’s Chief Executive Officer and President. The Company has also created a formal “Lead Independent Director” position that is filled when considered desirable by the Board. The Board has concluded, as reflected in the Company’s Corporate Governance Guidelines, that it is desirable to have someone in the Lead Independent Director position at all times when the Chief Executive Officer also serves as Chairman or the Chairman is otherwise not an independent director. The Board of Directors named Mr. King as the Chairman of the Board and created this current governance structure in May 2009 to reflect the Board’s belief that it provides an efficient and effective leadership model for the Company by fostering clear accountability, effective decision-making, alignment on corporate strategy between the Board and management and a single public face for the leadership of the Company. The Lead Independent Director, among other tasks assigned in the Company’s Corporate Governance Guidelines, presides at executive sessions of the Board; serves as a liaison between the Chairman and the other directors, and advises the Chairman with respect to the schedule, agenda and information for Board meetings. The Board believes that under some circumstances it may be desirable to separate the roles of Chairman and Chief Executive Officer and reserves the right to do so when, in its judgment, such circumstances occur.

On October 16, 2002, the Board of Directors began holding executive sessions without Company management and non-independent director participation. These sessions are generally held at each regularly scheduled meeting of the Board of Directors and at each special meeting upon the request of a majority of the independent directors attending the special meeting. The Company’s Corporate Governance Guidelines provide that the independent Directors shall meet on a periodic basis, but no fewer than four times a year on the same day as the regularly scheduled Board meetings. Prior to the creation of a Lead Independent Director position, these meetings were chaired by one of the Independent Directors who was elected by a majority vote of the other independent directors immediately following each annual stockholders meeting. In 2009, until the appointment of a Lead Independent Director, the Board of Directors elected Mr. Mittelstaedt to chair meetings of the independent directors, as well as meetings of the non-management directors. In 2009, the Board held executive sessions of independent directors and executive sessions of non-management directors from time to time to discuss compensation, succession planning and other matters.

Members of the Board of Directors are encouraged to and usually attend the annual meeting of stockholders. Seven of the independent, non-management directors, and Messrs. King, Mac Mahon, and Smith attended the 2009 annual meeting.

The Board of Directors has an Audit Committee, a Compensation Committee, a Quality and Compliance Committee, and a Nominating and Corporate Governance Committee, the Charters for which are available in print to any shareholder upon request and are also available on the Company’s website at www.labcorp.com on the Investor Relations page under the Corporate Governance Tab. The Committees of the Board of Directors review their respective Charters on an annual basis.

Audit Committee

The Audit Committee, consisting of Ms. Anderson (Committee Chair), Ms. Lane, Mr. Mittelstaedt and Dr. Rubenstein, is responsible for the selection, appointment, compensation and oversight of the work of any independent registered public accounting firm employed by the Company and assists in Board oversight of the integrity of the financial statements of the Company; the compliance by the Company with legal and regulatory requirements as they impact the Company’s financial statements or reporting systems; the production of an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; the qualifications and independence of the Company’s independent registered public accounting firm and the oversight of the Company’s internal audit functions, internal controls, and independent registered public accounting firm. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Compensation Committee

The Compensation Committee, consisting of Ms. Anderson, Mr. Bélingard and Dr. Weikel (Committee Chair) is responsible for:

•	reviewing the Company’s compensation and benefit policies and objectives, including any perquisites paid to the Company’s Chief Executive Officer (“CEO”), other executive officers and directors;

•

annual reviews and recommendations to the full Board for approval of the goals and objectives relevant to CEO compensation, evaluation of the CEO’s performance in light of those goals and objectives, and recommendations to the full Board for the compensation paid to the CEO and other executive officers;

•

review and recommendations to the full Board for approval of any employment agreements entered into between the Company and any executive officer and annual review thereof, including any perquisites and other personal benefits provided to executive officers;

•	annual review and recommendations to the full Board for approval of compensation paid to the Company’s directors;

•	review and oversight of the Company’s incentive compensation and equity plans; and

•	production of a compensation committee report as required by the SEC to be included in the Company’s annual proxy statement.

The Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in evaluating executive officer compensation. The Committee has retained Frederic W. Cook & Co., Inc. as an outside compensation consultant to assist in evaluating the Company’s executive compensation programs since August 2004. Frederic W. Cook & Co., Inc. does no other work for the Company or its management. The outside compensation consultant reported directly to the Committee during 2009. At the request of the Committee, in December 2008, in anticipation of setting the 2009 compensation, Frederic W. Cook & Co., Inc. provided the Committee with an annual update on emerging market trends and “best practices” in long-term incentive compensation. In connection with the Committee’s review, the compensation consultant also advised the Committee on the continued use of a peer group that was originally set in 2006. The consultant’s role in recommending the amount or form of executive compensation paid to the Company’s named executive officers during 2009 is described in the “Compensation Discussion and Analysis—Elements of Compensation” section below.

The Committee may form and delegate authority to subcommittees as it determines necessary or advisable. The Compensation Committee has also delegated to the CEO, Mr. King, the design of the annual incentive plans for the other executive officers, including the named executive officers, using targets established by the Compensation Committee and based on discussions between Mr. King and the members of the Compensation Committee. For a discussion of Mr. King’s role in determining or recommending the executive compensation paid to the Company’s named executive officers during 2009, see the “Compensation Discussion and Analysis—Elements of Compensation” section below.

Quality and Compliance Committee

The Quality and Compliance Committee, consisting of Mr. Bélingard, Dr. Rubenstein (Committee Chair), Dr. Weikel and Dr. Williams, is responsible for assisting the Board in carrying out its oversight responsibility with respect to quality and compliance issues and oversight of management’s efforts to adopt and implement policies and procedures that require the Company’s employees to act in accordance with high ethical standards, to deliver high quality services and to ensure compliance with health care and other legal requirements of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, consisting of Mr. Mittelstaedt (Committee Chair), Ms. Lane, and Dr. Williams, is responsible for assisting the Board by identifying individuals qualified to become Board members, consistent with criteria approved by the Board and by recommending to the Board the director nominees for the next annual meeting of stockholders; for developing and recommending to the Board a set of corporate governance principles applicable to the Company; for leading the Board in its annual review of the Board’s performance; and for recommending to the Board director nominees for each Board committee.

Board’s Role in Risk Oversight

The Board of Directors conducts oversight of risks that may affect the Company primarily through the Audit Committee and the Quality and Compliance Committee, as disclosed in the descriptions of each of these committees above and in the charters of each committee. Each of the Audit Committee and the Quality and Compliance Committee make full reports to the Board of Directors at each quarterly meeting, regarding the committee’s considerations and actions. The Board of Directors also receives regular reports directly from officers responsible for oversight of financial and systemic risks within the Company.

In addition, the Board of Directors has received a report from the Company’s management on compensation policies and practices. The Company discusses compensation policies and procedures with management and considers the incentives these pay practices create in relation to the Company’s risk profile. The Board of Directors also takes into account the characteristics of the Company’s compensation program that may reduce the likelihood of or mitigate excessive risk taking in order to determine whether these pay practices present a material risk to the Company. Based on this review, the Board of Directors concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board of Directors annually reviews the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics (the “Code”). The Corporate Governance Guidelines address a number of topics, including composition of the Board of Directors, director independence, Board of Directors and Committee self- assessment, retirement, evaluation of the Chief Executive Officer and succession planning. The Nominating and

Corporate Governance Committee reviews the Corporate Governance Guidelines on a regular basis and any proposed additions or amendments to the Corporate Governance Guidelines are submitted to the Board of Directors for its consideration.

The Code is a code of business conduct and ethics applicable to all directors, officers and employees of the Company. The Code sets forth Company policies and expectations on a number of topics, including but not limited to, conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of Company assets, and business ethics. The Code also sets forth procedures for communicating and handling any potential conflict of interest or the appearance of any conflict of interest. The Company has enhanced its annual procedures for verifying compliance with the Code for directors and executive officers and for the confidential communication and handling of issues regarding accounting, internal controls and auditing matters. Management of the Company regularly reviews the Code and may propose additions or amendments to the Code to be considered for approval by the Audit Committee, the Quality and Compliance Committee and the Board of Directors. Additionally, the Audit Committee and the Quality and Compliance Committee review the Code and may propose additions or amendments to the Code to be considered for approval by the Board of Directors.

To provide stockholders with greater knowledge regarding the Board of Directors’ processes, the Corporate Governance Guidelines and the Code adopted by the Board of Directors are available in print to any shareholder upon request and are also posted on the Company’s website at www.labcorp.com on the Investor Relations page under the Corporate Governance tab. In addition, any amendment to the Code or any waiver of the Code that applies to the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions, will be posted on the Company’s website.

Related Party Transactions

In accordance with the Company’s Audit Committee charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. It is the Company’s policy that any related party transaction needs to be approved by the Audit Committee prior to the Company entering into such transaction. The Company’s senior management annually reports to the Company’s Audit Committee all related parties that are employed by the Company and related parties that are employed by other companies with whom the Company had a material relationship during that year, if any.

All directors and officers are required to provide a written certification each year with respect to their knowledge of related party transactions. The Audit Committee’s review of related party transactions, including the information in the report to the Audit Committee and the written certifications, encompasses transactions with related persons within the meaning of Item 404(a) of Regulation S-K as promulgated by the Securities and Exchange Commission. The policies and procedures for handling related party transactions have not been adopted in a written form, and the Audit Committee has not developed enumerated standards to be applied. Instead, the Audit Committee reviews each potential related party transaction on its underlying merit.

On July 20, 2006, Mr. Mac Mahon entered into a consulting agreement with the Company effective January 1, 2007, (in this paragraph, “Agreement”), following the announcement of his retirement as President and CEO on December 31, 2006. The Agreement provided for additional services to be provided by Mr. Mac Mahon following the termination of his employment as CEO to assist the Company during a transition period. The Agreement also provided for an additional five years of age for purposes of calculating pension benefits. The Agreement had an initial term of six months up to sixteen months and could be extended by the Company for an additional sixteen months. On February 28, 2008, the Company’s Board of Directors renewed and extended this agreement effective May 1, 2008 through May 6, 2009 and on May 6, 2009 the Company’s Board of Directors renewed and extended this agreement effective May 6, 2009 through the Annual Meeting. See Director Compensation below for a further discussion of the compensation to Mr. Mac Mahon under the consulting agreement.

On October 15, 2008, Mr. Smith entered into a consulting agreement with the Company effective January 1, 2009, (in this paragraph, “Agreement”), following the announcement of his retirement as Executive Vice President and Secretary on December 31, 2008. The Agreement provided for additional services to be provided by Mr. Smith following the termination of his employment as Executive Vice President and Secretary to assist the Company during a transition period. Mr. Smith remained as Vice Chairman of the Board until the Annual Meeting on May 6, 2009. Under the Agreement, Mr. Smith received $7,500 per month for consulting services provided. The Agreement provided for an unreduced benefit at age 55 under the Company’s Pension Equalization Plan. The Agreement was terminated on December 31, 2009.

The Board of Directors appointed Andrew J. Conrad as Executive Vice President, Chief Scientific Officer of the Company, effective August 3, 2009, which was the date of the one-time payment described below. In anticipation of his appointment as an executive officer of the Company, the Board of Directors, prior to his appointment as an executive officer and in accordance with the Company’s related party policies and procedures described above, determined that it was advisable to wind up and settle certain business relationships with Mr. Conrad and to continue other business relationships subject to ongoing review of these arrangements. Mr. Conrad received a one-time payment of $6,500,000, the value of which reflected the winding up and settlement of the following: (i) termination of a consulting agreement between Mr. Conrad and the Company with a term which would have been continued through December 31, 2009, under which Mr. Conrad rendered services to the Company including work as its chief scientist and service in a leadership role with the Company’s clinical trials division, (ii) a $1,000,000 milestone payment that, based on revenue earned as of the date of its termination, would have likely been earned and due to Mr. Conrad during the term of the consulting agreement should Mr. Conrad not have become an employee of the Company, (iii) a joint venture agreement for New Molecular Diagnostics, an entity in which Mr. Conrad held a 10% interest that was transferred to the Company concurrently with the one-time payment; and (iv) transfer to the Company of 40,000 shares of common stock owned by Mr. Conrad in Main Point Systems, Inc, a software company that performs services for the Company’s National Genetics Institute and clinical trials business. This one-time payment was completed in full on August 3, 2009, and Mr. Conrad’s appointment as an executive officer was effective as of that date. Should Mr. Conrad’s employment with the Company cease for any reason prior to August 1, 2013, other than for a qualifying termination (as such term is defined in the Company’s Amended and Restated Master Senior Executive Severance Plan), Mr. Conrad will be required to repay certain portions of the one-time payment amount that decrease per year until July 31, 2013. Further, the Company has ongoing relationships with two entities either partially owned or controlled by Mr. Conrad. The first, New Imaging Diagnostics (“NID”), is a joint venture with the Company held in equal parts by the Company and Mr. Conrad. NID lost approximately $2,700,000 during 2009, approximately $1,400,000 of which was funded by the Company. NID leases certain equipment from General Electric Capital Corporation (“GECC”), and the Company guaranteed that obligation. If NID had defaulted on its payment obligations as of January 1, 2009, the Company would have been required to pay $3,895,530 to GECC. The second entity is the California Health and Longevity Institute at Westlake (“CHLI”), for which Mr. Conrad is the chief executive officer and President. CHLI purchases lab services from the Company in the ordinary course of business and on an arm’s length basis. NID also subleases certain facilities for its operations from CHLI, for which the Company, as a 50% member of NID, pays one-half of the payments due to CHLI. These sublease payments for the Company’s last fiscal year totaled approximately, $636,000, $318,000 of which was paid for by the Company.

Board Evaluation

Each year, the Board of Directors conducts a self-assessment of its performance and effectiveness. This process commences with each director completing a Board Evaluation Questionnaire. This questionnaire was developed by the Nominating and Corporate Governance Committee and provides for a range of grades and trend indicators to be completed by each director, as well as written commentary.

The collective ratings and comments of the directors are compiled and presented by the Chair of the Nominating and Corporate Governance Committee to the full Board of Directors for discussion, for the assessment of progress in the areas targeted for improvement a year earlier, and for the development of recommendations to enhance the Board of Directors’ effectiveness over the next year.

In addition, each Board Committee conducted a self-evaluation of its performance for fiscal 2009, with performance criteria for each Committee developed on the basis of its purposes and mission, as set forth in its charter and developed recommendations and a follow-up plan similar to that of the Board of Directors as a whole.

Recommendation of Director Candidates

If needed, the Company may pay a professional search firm to assist the Nominating and Corporate Governance Committee in identifying, evaluating and conducting due diligence on potential nominees for Board vacancies. The Nominating and Corporate Governance Committee is authorized to engage one or more firms, at the Company’s expense, to provide similar services in the future, however, no such engagement occurred in 2009.

In addition to finding prospective candidates for director through a professional search firm or upon recommendations received from non-management directors, the Nominating and Corporate Governance Committee will consider properly submitted nominations for Board of Directors candidates made by stockholders. A stockholder may recommend a person for nomination to the Board of Directors at the 2011 annual meeting of stockholders by giving notice thereof and providing certain information set forth in the Company’s By-Laws, in writing, to the Corporate Secretary of the Company at 358 South Main Street, Burlington, NC 27215. Such nominations must be received no earlier than January 6, 2011 and no later than March 7, 2011. The By-Laws may be obtained free of charge by writing to the Company’s Corporate Secretary and were included as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2008.

Communications with the Board

Stockholders and interested parties may communicate with the Board of Directors, individually or as a group, by submitting written communications to the appropriately addressed Board member(s), c/o Corporate Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215.

Pursuant to the direction of the Board of Directors, all communications received in accordance with the above procedure will be reviewed initially by the Corporate Secretary, who will relay all such communications to the appropriate director or directors unless the communication:

•	is an advertisement or other commercial solicitation or communication;

•	is obviously frivolous or obscene;

•	is unduly hostile, threatening, illegal; or

•	relates to trivial matters (in which case it will be delivered to the intended recipient for review at the next regularly scheduled Board meeting).

The director or directors who receive any such communication has the discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors, to one or more of its committees or to the Company’s management and whether or not a response to the person sending the communication is appropriate. Any response will be made through the Company’s Corporate Secretary in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.

The Nominating and Corporate Governance Committee, comprised entirely of independent, non-management directors, has reviewed and approved the foregoing process and has been delegated the responsibility by the full Board of Directors for reviewing the effectiveness of these procedures from time to time and, as necessary, recommending changes.

EXECUTIVE OFFICERS

The following table sets forth as of the date hereof the Executive Officers of the Company.

Name	Age	Office
David P. King	53	President and Chief Executive Officer
James T. Boyle, Jr.	52	Executive Vice President, Chief Operating Officer
Andrew J. Conrad	46	Executive Vice President, Chief Scientific Officer
William B. Hayes	44	Executive Vice President, Chief Financial Officer, and Treasurer
Andrew S. Walton	43	Executive Vice President, Esoteric Business
Mark E. Brecher, M.D.	53	Senior Vice President, Chief Medical Officer
F. Samuel Eberts III	50	Senior Vice President, Chief Legal Officer, Secretary
Lidia L. Fonseca	41	Senior Vice President, Chief Information Officer

In addition to Mr. King who is identified above under the heading “Election of Directors,” following is information on the business experience for each of these executive officers for at least the last five years.

James T. Boyle, Jr. has served as Executive Vice President, Chief Operating Officer since October 2009. He is responsible for the day to day supervision of all operations and sales of the Company. Prior to October 2009, Mr. Boyle was Senior Vice President, Managed Care since May 2006. In December of 2008, Mr. Boyle also assumed operating responsibility for the Company’s Occupational Testing/Employer Group Services in his then current role of Senior Vice President of Managed Care/OTS. Mr. Boyle previously held the position of Vice President of Managed Care from August 2004 to May 2006. Prior to that Mr. Boyle was the Director of Litigation and Assistant General Counsel from 1999 to 2004. Prior to joining the Company in 1999, Mr. Boyle was engaged in the private practice of law for more than 15 years, specializing in litigation.

Andrew J. Conrad, Ph.D. has served as Executive Vice President, Chief Scientific Officer since August 2009. Dr. Conrad served as the Company’s Chief Scientist since May 2008 and as the Executive Director of Oncology and Pathology for DIANON/US LABS since December 2008. He also served as the Global Head of Esoterix Clinical Trials since August 2005. In addition, Dr. Conrad co-founded LabCorp’s National Genetics Institute in September 1991 and continues to serve as its Chief Scientific Officer. He also serves as the Chief Scientific Officer of North Carolina Research Campus (NCRC) in Kannapolis, North Carolina. Dr. Conrad is a member of the Board of Directors of Dole Food Company, Inc. and Castle & Cooke, Inc. He founded the California Health and Longevity Institute where he serves as the CEO and President.

William B. Hayes has served as Executive Vice President, Chief Financial Officer and Treasurer since June 2005. Mr. Hayes served as Senior Vice President, Investor Relations from July 2004 to June 2005. Prior to this date, Mr. Hayes was Senior Vice President, Finance since 2000. Mr. Hayes is responsible for the day-to-day supervision of the finance and billing functions of the Company. Prior to joining the Company in 1996, Mr. Hayes was in the audit department at KPMG LLP for 9 years.

Andrew S. Walton has served as Executive Vice President, Esoteric Business since October 2009. Mr. Walton has operating responsibility for the Company’s esoteric business units including National Genetics Institute, Viro-Med, Endocrine Sciences, Colorado Coagulation, Litholink, Monogram, and the Center for Esoteric Testing. Mr. Walton served as Executive Vice President, Strategic Planning and Corporate Development from January 2007 to October 2009, Chief Information Officer of the Company from May 2006 to May 2008, and Vice President of Strategic Planning from May 2005 to May 2006. Prior to joining the Company in 2005, Mr. Walton was a partner at Subsidium Health Advisors, a healthcare consultancy, from 2002 to 2005.

Mark E. Brecher joined the Company in March 2009 as Senior Vice President, Chief Medical Officer. Prior to joining the Company, Dr. Brecher served as Vice Chair of the Department of Pathology and Laboratory Medicine at the McLendon Clinical Laboratories, University of North Carolina Hospitals from July 2006 to

February 2009. From July 2003 to July 2006, Dr. Brecher was the Acting Director of the Laboratory Information Systems and the Director of Clinical Pathology. Dr. Brecher is a member of the editorial boards of Transfusion and Blood Therapies in Medicine and is an associate editor of the Journal of Clinical Apheresis. He is the immediate past chair of the Department of Health and Human Services Advisory Committee on Blood Safety and Availability and a past president of the American Society for Apheresis.

F. Samuel Eberts III has served as Senior Vice President, Chief Legal Officer, Secretary and Chief Compliance Officer since January 1, 2009. Prior to that time he served as Senior Vice President, General Counsel since August 2004. Prior to joining the Company, he was Vice President, Secretary, and General Counsel of Stepan Company. Before joining Stepan Company, he was Assistant General Counsel for Cardinal Health, Inc. from 1998 to 2001 and Assistant General Counsel for Allegiance Healthcare Corporation (Allegiance Healthcare Corporation was purchased by Cardinal Health in 1998). Prior to that time he was Chief Counsel of the Biotech North America division of Baxter International Inc.

Lidia L. Fonseca joined the Company in May 2008 as Senior Vice President, Chief Information Officer. Prior to joining the Company she served as Executive Vice President Global Operations and Technology at Synarc Inc. from 2005 to early 2008. Prior to Synarc, Ms. Fonseca worked at Philips Medical Systems from 1997 to 2005 in various roles including, the global CIO for Phillips Medical Systems and Vice President Supply Chain Management in the Nuclear Medicine Division from 2003-2005, managing the various factories to production and materials levels, and equipment installations.

In addition to the officers above, during 2009 Don M. Hardison served as the Company’s Executive Vice President, Chief Operating Officer. On December 31, 2009, Mr. Hardison resigned as an executive officer and the Company entered into a Separation Agreement with Mr. Hardison as described below “Potential Payments Upon Termination or Change-in-Control—Agreement with Mr. Hardison.”

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives. The Company’s executive compensation philosophy is to reward the achievement and surpassing of specific short-term and long-term operational and strategic goals. By paying for performance, the Company believes we align the Company’s executive officers’ interests with those of the Company’s stockholders. The Company believes that through an effective executive compensation program, we can be successful in attracting and retaining talented employees who will continue to sustain the Company’s financial performance and drive the continued creation of shareholder value.

To execute the Company’s compensation philosophy, we adhere to the following principles:

•	variable compensation should comprise a significant part of an executive’s total compensation, with the percentage at-risk highest for the executive officers;

•	both the size of compensation awards provided to executive officers and the realizable values of those awards should vary significantly with performance achievements;

•	an emphasis on stock-based compensation aligns the long-term interests of executive officers and stockholders;

•	compensation opportunities for executive officers must be evaluated against those offered by companies in similar industries and similar in size and scope of operations; and

•	differences in executive compensation within the Company should reflect varying levels of responsibility and/or performance.

Compensation Review. At the request of the Compensation Committee, a review of competitive total compensation was conducted by the Company’s compensation consultant at the end of 2008 to ensure market competitiveness, consistency with emerging best practices, support of the business strategy and continued alignment with the interests of the Company’s stockholders. The consultant reviewed salary, annual incentives and long-term incentives for the proxy officers at the publicly traded peer companies and used national survey data for executives for which there was insufficient comparable information included in the peer company proxy statements. Based on the results of the competitive review, in February, the Company adjusted executive compensation targets for 2009 to reflect the competitive market, the executive’s responsibilities, and to reflect the current economic environment. Salary increases for all employees for 2009 were modest and the executive salary increases were in line with those for the general population.

Benchmarking. A key reference in determining the overall levels of executive officer compensation and each element of compensation that the Company pays (base salary, annual cash incentive pay and long-term equity incentive compensation) is an assessment of pay practices and levels among certain groups of public companies that have been identified as compensation peers. The peer group used in 2009 was the same group used in 2008 except for Applied Biosystems where public data was not available for 2009 due to its pending merger with Invitrogen. The peer group was developed by the Compensation Committee in 2006, with input from its independent compensation consultant, to include public companies in the health care services industry that are of similar size and scope to the Company and that engage in diagnostics, genomic research, and/or distribution and logistics. The companies included in the 2009 comparative peer group were:

• Agilent Technologies	• Boston Scientific Corp.	• Millipore Corp.
• Amgen	• Covance	• Omnicare
• Applied Biosystems (Applera)	• Express Scripts	• Owens & Minor
• Apria Healthcare Group	• Genentech	• Quest Diagnostics
• Beckman Coulter	• Genzyme	• St. Jude Medical
• Becton, Dickinson & Co.	• Medtronic	• Stryker Corporation
• Biogen

Compensation Committee Process and Input of Executive Officers. On an annual basis, the Compensation Committee reviews the elements of executive compensation (base salary, annual cash incentive pay and long-term incentive opportunities), reviews any recommendations of the compensation consultant, and determines the manner in which it will make compensation decisions for the year. Mr. King, after consultation with the Chairman of the Compensation Committee, is invited to provide input on the Compensation Committee’s executive compensation decisions, as well as propose awards for the other executive officers based on his assessment of past and expected future individual performance and contribution. This input from Mr. King is then taken into consideration by the consultant and the Compensation Committee. Mr. King also makes recommendations for the performance goals and allocations in the annual cash incentive plans for the named executive officers as well as the other executive officers using Company targets established by the Compensation Committee. In addition, other members of management may interact with Mr. King, the compensation consultant or the Compensation Committee.

Elements of Compensation. The compensation earned by the Company’s named executive officers in 2009 was a mix of base salary, annual cash incentives, and long-term equity in the form of stock options, restricted stock, and performance shares.

Base Salary. As discussed above, while a significant portion of compensation paid to the Company’s executive officers, including named executive officers, is variable and tied to performance, the Company also believes it must pay competitive base salaries to retain its executive talent and provide an appropriate level of immediately available compensation. In 2009, base salary was targeted at the median of the peer group practice to ensure competitiveness with the peer group as well as appropriateness given the performance, role and responsibilities of each executive officer. While the Compensation Committee targets salary levels of the executive officers at the median of the peer group, it retains the flexibility to adjust individual levels of compensation to take into account variations in the individual’s job experience and responsibility, as reviewed and recommended to the Committee by Mr. King. Annual changes in base salaries are determined using several factors including the peer group’s practices, the Company’s performance, the individual’s performance, and increases in cost of living indices.

For 2009, base salaries were increased in a range of approximately 0% to 2% for the Company’s named executive officers. Specifically, Mr. King’s base salary increased 1.5%. Because base salary increases are not effective until the compensation year is underway, normally March 1st of each year, the effect of any increase is not fully reflected in the information included in the summary compensation table below but instead has an impact in two reporting years. The increases were recommended by Mr. King based on the range of increases for the general population. Mr. King’s recommendation was reviewed and approved by the Compensation Committee.

Annual Cash Incentive Pay. The Management Incentive Bonus Plan (the “MIB Plan”) is designed to reward the named executive officers for achieving in-year goals that the Company believes further creation of long-term shareholder value and further its strategy of leading the industry in scientific advancement, managed care partnerships and customer service. The MIB Plan is designed to provide additional rewards when superior results are achieved. The MIB Plan includes the named executive officers, all of the other executive officers and approximately 480 other key employees. Target total cash compensation (base salary plus target annual bonus) approximated the median percentile of market practice, with some variability by individual position. Target total direct compensation, including long-term incentives is generally at 75th percentile of market practice.

For 2009, each named executive officer’s target award was expressed as a percentage of his base salary. The percentage of salaries for named executive officers from 2008 remained unchanged in 2009. Target awards ranged from 50% to 150% of base salary for each named executive officer. Achievement of goals at the threshold level generally paid at 50% of target, achievement of goals at the target level paid at 100%, and achievement of goals at the superior level generally paid at 150% of target. In 2009, achievement of one goal for each named executive officer would have made the officer eligible for 200% of the target related to that measure. For Messrs. King, Hardison, Walton, and Eberts that goal was revenue, and for Mr. Hayes that goal was earnings per share (“EPS”). If the threshold level of performance was not achieved for a given performance goal, the payout for that goal would have been zero. Similarly, for certain goals, failure to achieve performance at the target level would result in no bonus for that measure. This would be true if a goal had a yes/no outcome (i.e., the goal was either achieved, a “yes” outcome earning a 100% target payment or was not achieved, resulting in a 0% payment).

Because annual targets for performance measures are set at levels based on the Company’s expected financial performance for the year and business opportunities in the clinical laboratory industry, the Compensation Committee believes that paying at 150% of a performance measure’s target for the named executives for superior performance provides appropriate incentive to exceed expectations. The Compensation Committee further believes that threshold amounts represent satisfactory performance and that a 50% potential payout is appropriate. Over the past five years, the superior levels were not met for revenue and earnings before income taxes, depreciation, and amortization (“EBITDA”) goals and the payouts were generally at or below target for these goals. Over the past five years, the superior target was generally met for the EPS goal and the payouts were at or near superior; except for 2008 which was below threshold.

The Compensation Committee determines the performance measures, performance targets and allocation for Mr. King. In turn, the Committee has delegated to Mr. King the responsibility of determining the incentive plans for each of the other named executive officers, using substantially the same targets established by the Compensation Committee.

The primary measures used for the named executive officer bonuses in 2009 were revenue, EPS, free cash flow, and certain other specific strategic measures. The threshold, target and superior measures for the revenue, bad debt, adjusted operating income percentage and selected business units EBITDA were based on various outcomes that have been considered by the Compensation Committee, with the target measures most closely approximating the expected numbers in the Company’s operating budget. The threshold, target and superior measures for EPS and free cash flow reflect the range of outcomes used for the Company’s annual guidance. The threshold performance measures were generally set to represent sufficient performance to warrant incentive compensation while the superior performance measures were set to reflect an outcome clearly exceeding target expectations, in each case as determined by the Compensation Committee based upon their collective experience and reasoned business judgment. These goals were selected because they are the primary measures that the Company and the investment community use to evaluate the Company’s success. The targets for the 2009 goals were as follows:

•	Revenue—$4.52 billion would pay at threshold, $4.74 billion would pay at target and $4.96 billion would pay at the superior level.

•	EPS—$4.75 would pay at threshold, $4.89 would pay at target and $4.95 would pay at the superior level.

•	Free Cash Flow—$597 million would pay at threshold, $637 million would pay at target and $677 million would pay at the superior level.

Additionally, for Mr. Hardison, adjusted operating income percentage was used instead of free cash flow. For Mr. Hayes, bad debt percentage was used instead of revenue. For Mr. Walton, selected business units EBITDA was used instead of free cash flow. These goals were used for Mr. Hardison, Mr. Hayes and Mr. Walton to reflect the operating priorities of the Company over which these executives had more control than the other named executive officers. The targets for these three goals for 2009 were as follows:

•	Adjusted Operating Income Percentage—23.9% would pay at threshold, 25.4% would pay at target and 26.9% would pay at the superior level.

•	Bad Debt—5.50% of sales would pay at threshold, 5.30% of sales would pay at target and 5.10% of sales would pay at the superior level.

•	Selected Business Units EBITDA—$119 million would pay at threshold, $132 million would pay at target and $145 million would pay at the superior level.

Selected goals were used for the named executive officers to reflect the importance of tying individual rewards to the overall success of the Company. Individual success for the named executive officers is also recognized in the MIB plan through the inclusion of individual goals. The specific corporate and individual goals and bonus targets for each named executive officer in 2009 are discussed below.

David P. King

Base Salary	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	$ Bonus	Threshold	Target	Superior
$812,000	150%	$1,218,000	30%	Revenue	$365,400	$182,700	$365,400	$730,800
			30%	EPS	$365,400	$182,700	$365,400	$548,100
			15%	Free Cash Flow	$182,700	$91,350	$182,700	$274,050
			15%	Individual Goals	$182.700	$-	$182,700	$274,050
			10%	Succession Planning	$121,800	$-	$121,800	121,800
			100%	Total	$1,218,000	$456,750	$1,218,000	$1,948,800

Mr. King’s individual goals for 2009 were specific strategic goals and succession planning. The strategic goal that was selected for Mr. King focused on executing key elements of the Company’s strategic plan.

Based on the Company’s performance and his individual achievement during 2009, Mr. King achieved above threshold but below target performance for the revenue goal, above target but below superior performance for EPS, and superior performance on free cash flow. Mr. King achieved above target but below superior for the individual goal relating to strategic initiatives and achieved target performance for the individual goal relating to succession planning. As a result, Mr. King’s earned annual bonus payment was approximately 175% of his 2009 salary.

William B. Hayes

Base Salary	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	$ Bonus	Threshold	Target	Superior
$420,000	100%	$420,000	25%	Free Cash Flow	$105,000	$52,500	$105,000	$157,500
			25%	Bad Debt	$105,000	$78,750	$105,000	$157,500
			30%	EPS	$126,000	$63,000	$126,000	$252,000
			10%	Individual goals	$42,000	$-	$42,000	42,000
			10%	Individual goals	$42,000	$-	$42,000	42,000
			100%	Total	$420,000	$194,250	$420,000	$651,000

As Chief Financial Officer, the individual goals for Mr. Hayes related to specific goals within the finance organization and financial reporting.

Based on the Company’s performance and his individual achievement, Mr. Hayes achieved superior performance for the free cash flow goal. For the bad debt goal, target performance was achieved. For the EPS goal, above target but below superior performance was achieved. Mr. Hayes achieved target performance for his individual goals relating to the finance organization and financial reporting. As a result, Mr. Hayes earned an annual bonus payment that was approximately 138% of his 2009 salary.

Don M. Hardison

Base Salary	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	$ Bonus	Threshold	Target	Superior
$482,000	125%	$602,500	25%	Revenue	$150,625	$75,313	$150,625	$301,250
			25%	EPS	$150,625	$75,313	$150,625	$225,938
			25%	Operating Income %	$150,625	$75,313	$150,625	$225,938
			15%	Individual goals	$90,375	$-	$90,375	90,375
			10%	Individual goals	$60,250	$-	$60,250	60,250
			100%	Total	$602,500	$225,939	$602,500	$903,751

As Chief Operating Officer, Mr. Hardison’s individual goals were based on sales growth and successful implementation of enhancements to Company processes in line with his major responsibilities.

Based on the Company’s performance and his individual achievement, Mr. Hardison achieved above threshold but below target performance for the revenue goal. For the EPS and operating income percentage goals, he achieved above target but below superior performance. For Mr. Hardison’s individual goal of improving the sales revenue growth in selected units of the Company, target performance was not achieved. His individual goal of successful implementation of enhancements to Company processes was achieved at target performance. As a result, Mr. Hardison earned an annual bonus payment that was approximately 116% of his 2009 salary.

Andrew S. Walton

Base Salary	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	$ Bonus	Threshold	Target	Superior
$336,000	75%	$252,000	20%	EBITDA	$50,400	$25,200	$50,400	$75,600
			30%	Revenue	$75,600	$37,800	$75,600	$151,200
			25%	EPS	$63,000	$31,500	$63,000	$94,500
			15%	Individual goals	$37,800	$-	$37,800	37,800
			10%	Individual goals	$25,200	$-	$25,200	25,200
			100%	Total	$252,000	$94,500	$252,000	$384,300

Mr. Walton’s individual goals were based on specific strategic initiatives and successful implementation of the Chronic Kidney Disease (“CKD”) program which were in line with his major responsibilities.

Based on the Company’s performance and his individual achievement, Mr. Walton achieved above target but below superior performance for the goal of EBITDA of selected business units. For the revenue goal, above threshold but below target performance was achieved. For the EPS goal, above target but below superior performance was achieved. Mr. Walton achieved target performance for his individual goals of implementing selected Company strategic initiatives and the CKD program. As a result, Mr. Walton earned an annual bonus payment that was approximately 86% of his 2009 salary. In addition, Mr. Walton received an additional bonus for completion of a particular strategic acquisition in 2009.

F. Samuel Eberts III

Base Salary	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	$ Bonus	Threshold	Target	Superior
$306,773	50%	$153,387	20%	Free Cash Flow	$30,677	$15,339	$30,677	$46,016
			30%	Revenue	$46,016	$23,008	$46,016	$92,032
			25%	EPS	$38,347	$19,174	$38,347	$57,521
			10%	Individual goals	$15,339	$-	$15,339	$15,339
			15%	Individual goals	$23,008	$-	$23,008	$23,008
			100%	Total	$153,387	$57,521	$153,387	$233,916

As Senior Vice President, Chief Legal Officer, Mr. Eberts’ individual goals were based on the improvement of the effectiveness of his areas of responsibility and increasing the lab industry’s political effectiveness in line with his major responsibilities.

Based on the Company’s performance and his individual achievement, Mr. Eberts achieved superior performance for the free cash flow goal. For the revenue goal, above threshold but below target performance was achieved. For the EPS goal, above target but below superior performance was achieved. For his individual goals, target performance was achieved. As a result, Mr. Eberts earned an annual bonus payment that was approximately 58% of his 2009 salary.

Long-Term Incentive Compensation. In 2009, the Company granted equity awards under its 2008 Stock Incentive Plan (“Stock Plan”). The Stock Plan was approved at the 2008 Annual Meeting of Stockholders to replace the 2000 Stock Incentive Plan. There are no provisions in the Stock Plan to allow for option repricing.

For 2009, the Compensation Committee reconfirmed its practice of using stock options, restricted stock and performance share awards. The Compensation Committee believes that a balanced program using these three award types achieves all of the following:

•	delivers performance-based, “at-risk” compensation through performance shares;

•	rewards stock-price growth, particularly through the use of stock options;

•	ensures longer-term business focus through the use of multi-year operational performance goals to determine the number of performance awards ultimately earned;

•	aligns the executive officers, including the named executive officers, with the interests of all stockholders;

•	provides necessary retention features through multi-year vesting and the use of restricted stock; and

•	aligns with emerging practices of the market that emphasize a balanced portfolio approach to long-term incentive (“LTI”).

Award values for 2009 were determined so that total direct compensation levels (base salary plus target annual cash incentive pay plus the expected value of LTI) approximated the 75th percentile of market practice. This level was selected based on the Company’s performance results compared to its peer group.

In 2009, the target allocation of the total LTI value was 40% nonqualified stock options, 20% restricted stock and 40% performance share awards, consistent with the award mix used for 2008. The allocation is based on the Black-Scholes value (using an average share price for the 10 days preceding the grant date) for the stock options and the grant date fair value for the restricted stock and the performance share awards.

Targets for the 2009 performance awards were established by the Compensation Committee and are based on Company growth in EPS and revenue (weighted 70% on EPS growth and 30% on revenue growth) during the three-year performance period which began January 1, 2009 and ends December 31, 2011 compared to December 31, 2008. EPS growth was selected as a target because of its close alignment with shareholder value. Revenue growth was selected based on the importance of growth to the share price. The number of performance shares that can be earned ranges from 0% to 175% of the target shares, with threshold, target and superior measures set at 50%, 100% and 175% of the performance shares awarded, respectively, with achievement of amounts between the measures pro-rated based on the level of performance. The Compensation Committee believes that the EPS and revenue goals at the target level are realistically achievable but would represent a level of performance that would result in significant return to stockholders.

The stock options and restricted stock awards granted to the named executive officers vest in equal one-third increments over a three-year period beginning on the first anniversary of the grant date. The stock options, if unexercised, will expire ten years from the date of grant, subject to their earlier termination.

The table below summarizes the stock option, restricted stock, and performance award grants for 2009 for the named executive officers.

Name	Equity Award Type	2009 Equity Incentive Plan Awards (#)
David P. King	Stock Options	249,000
	Restricted Stock	22,400
	Performance Shares	44,800
Don M. Hardison	Stock Options	104,700
	Restricted Stock	9,400
	Performance Shares	18,800
William B. Hayes	Stock Options	91,100
	Restricted Stock	8,200
	Performance Shares	16,400
Andrew S. Walton	Stock Options	47,400
	Restricted Stock	4,300
	Performance Shares	8,500
F. Samuel Eberts III	Stock Options	18,200
	Restricted Stock	1,600
	Performance Shares	3,300

Equity Grant Practices. Generally, the Compensation Committee approves equity grants at the beginning of the year in connection with a scheduled Compensation Committee meeting that follows the release of the fourth quarter/prior year annual earnings. The Compensation Committee defers the issuance of annual equity grants in the event there is material nonpublic information as of the contemplated grant date; in such a case, the grant will be delayed until such information has been released to the public or until such information is no longer deemed material. In 2009, the non-qualified stock options, restricted stock awards and performance share awards were granted in accordance with this practice. Under the Stock Plan, the grant date of an option award is the date the Compensation Committee approves the award and the exercise price is based on the closing market price on the grant date.

Stock Ownership Guidelines. Effective August 1, 2008, the Board established an executive stock ownership program to require certain levels of stock ownership by the Company’s senior management, including the Company’s named executive officers. The Board believes that by holding an equity position in the Company, senior management demonstrates its commitment to and belief in the long-term profitability of the Company. Pursuant to the stock ownership program, each named executive officer must acquire and maintain a level of ownership in the Company’s common stock equivalent to a number of shares having a value that is a multiple of that executive’s base salary using the salary and stock price as of the date he or she became subject to the stock ownership level. This level will not be adjusted unless the executive’s position changes and the new position has a different ownership requirement. Once an executive satisfies the stock ownership requirement, if the Company’s common stock falls in price the executive will not be required to purchase or acquire additional shares to meet the requirement due solely to the decrease in the common stock value. The multiples used to set the ownership requirements for each position are: (i) four times base salary for the Chief Executive Officer, (ii) two times base salary for the Company’s Executive Vice Presidents, and (iii) one time base salary for other selected officers. Until the ownership requirement is met, an executive is required to hold 50% of any shares of Company stock acquired upon the lapse of restrictions on any stock grant and upon the exercise of stock options, net of taxes and shares used to pay the exercise price. If an executive fails to meet or show progress towards satisfying these requirements, the Compensation Committee may reduce future equity grants or other incentive compensation for that executive. Once an executive reaches the age of 62, the ownership requirement is reduced by 50%, and once an executive reaches the age of 64, the ownership requirement is reduced by 75%.

Perquisites. The Company provides its named executive officers with perquisites that it believes to be competitive and consistent with its overall executive compensation objectives. The Compensation Committee believes the perquisites offered are reasonably conservative and are required to attract and retain the Company’s executive talent. These perquisites may include: an annual car allowance, financial counseling, health checkup allowance, home security system allowance and club membership allowance. For more information on these perquisites, including the valuation and amounts, see the Summary Compensation Table below.

Insider Trading. The Company maintains an Insider Trading Policy that, among other things, prohibits executive officers and key employees from transacting in Company stock during a blackout period. There are four such periods each year, beginning three weeks prior to the end of every calendar quarter and ending two business days following the public release of its earnings. The Insider Trading Policy contains provisions that prohibit executive officers and key employees from profiting from short-term speculative swings in the value of the Company’s stock, including, but not limited to, “short sales”, “put” and “call” options, and hedging transactions.

Termination and Change-in-Control Payments.

On April 17, 1996, the Board of Directors approved the Master Senior Executive Severance Plan (the “Severance Plan”). The purpose of the Severance Plan was to provide the participants a certain level of financial protection in circumstances involving a change in control, so that the executive would consider corporate actions that would benefit stockholders without regard to personal finances. The Severance Plan also provided for severance payments to the named executive officers upon the occurrence of a qualifying termination, with a higher level of payment if the qualifying termination occurred within 3 years of a change in control (a “double trigger”).

The Company believed this double trigger approach appropriate because a change in control may require the continued services of an executive officer without a change in that officer’s position, role, or compensation opportunities. A single trigger approach (payment triggered by just the change in control) could harm the Company, as it gives management the ability to leave and receive severance even if the executive’s continued service is needed for the transaction to succeed.

On February 11, 2009, the Board of Directors amended and restated the Master Senior Executive Severance Plan into two plans, the Amended and Restated Master Senior Executive Severance Plan (the “Amended and Restated Severance Plan”) and the Master Senior Executive Change-in-Control Severance Plan (the “Change-in-Control Plan”). The Amended and Restated Severance Plan provides for severance payments that more accurately reflect the actual performance of the executive over prior periods by basing severance payments on actual annual incentive cash plan payments in place of targeted amounts. The Change-in-Control Plan also reduces the multiple paid to executive vice presidents to 2 times instead of 3 times and includes a double trigger for the change-in-control severance payments. For additional information on the termination and change in control benefits under the Amended and Restated Severance Plan and the Change-in-Control Plan, see “Potential Payments Upon Termination or Change-in-Control” below.

For equity compensation plan awards made under the 2000 Stock Incentive Plan, however, the Company had a single trigger treatment upon a change in control related to the vesting of such awards. The Company believed this was appropriate because (a) it ensured the alignment with a shareholder’s ability to freely sell common stock at the time of a change in control event and (b) the company that made the original grant may no longer exist after a change-in-control and believes its awards granted to the equity holders should reflect the performance and success of the company granting such awards. The Stock Plan adopted at the 2008 Annual Meeting of Stockholders contains a double trigger. The Company believes this double trigger approach to be more appropriate in light of emerging compensation trends.

In addition, because the Compensation Committee believes that a strong succession planning process ensures the continued success of the Company, and in anticipation of members of management retiring in future years and knowing that failure to ensure a smooth transition of leadership would have an adverse effect on the Company and its stockholders, the Board approved the Senior Executive Transition Policy (the “Transition Policy”) on May 6, 2004. The Transition Policy was designed with eligibility requirements that ensure the retention of the executive and provides additional protection to the Company in the form of a non-compete and non-solicitation agreement. The policy also sets forth the treatment of long-term incentive awards made under the Company’s stock incentive plans to certain senior executives in the event of a voluntary termination before age 65. Eligibility requirements include, (a) being named by the Company and approved by the Board as an Executive Committee (“EC”) member, (b) having five years of service as an EC member, (c) having 10 years of service with the Company and (d) approval from the Board of a plan that ensures a smooth and effective transition of the departing executive’s management team. The named executive officers covered by the Transition Policy are Messrs. King and Hayes.

For additional information on these termination and change-in-control benefits, including a quantification of such benefits, see “Potential Payments Upon Termination or Change-in-Control” below.

Deferred Compensation Program. On December 12, 2001, the Board of Directors approved the Deferred Compensation Plan (“DCP”) under which certain of the Company’s executives, including the named executive officers, may elect to defer up to 100% of their annual cash incentive pay and/or up to 50% of their annual base salary. The deferral limits were based on the Compensation Committee’s assessment of best practices at the time the DCP was established. The DCP provides executives a tax efficient strategy for retirement savings and capital accumulation without significant cost to the Company. The Company did not make any contributions to any participant’s DCP account in 2009. For additional information on the DCP, see the Nonqualified Deferred Compensation Table and accompanying narrative below.

Retirement Plans. The Company has a supplemental retirement plan, the Pension Equalization Plan (the “PEP”) to executive officers, including the named executive officers. The PEP is an unfunded, non-contributory, non-qualified plan designed to provide income continuation benefits at retirement and works in conjunction with the Cash Balance Retirement Plan (the “Cash Balance Plan”), a qualified and funded defined benefit plan available to substantially all employees. The PEP provides additional retirement benefits to a select group of management employees as an integral part of a total compensation package designed to attract and retain top executive performers. Requirements of participation include (a) approval of participation by the CEO, (b) being named as a Senior or Executive Vice President or operating in the capacity of one or (c) being named as the President or CEO. Effective January 1, 2010, the PEP was frozen; no new participants will be admitted and no further service credits will be awarded to current participants.

The Company also offers a defined contribution retirement savings plan (i.e., 401(k) plan) called the Employees’ Retirement Savings Plan. Participation in this plan is available to all US-based employees, including the named executive officers. Under this plan, an employee may defer up to 50% of their salary and the Company provides matching contributions (in dollars) at a rate of 50% up to the first 6% of salary. The named executive officers were limited to deferring a maximum of 6% of their salary to the plan in 2009. Company match information is reflected in the Summary Compensation Table below for the named executive officers. Effective January 1, 2010, the Company contribution structure was changed by removing the matching contributions and implementing a Safe Harbor Non-Elective Contribution equal to 3% of an employee’s salary. In addition, a provision was added which allows the Company to make a discretionary contribution, based on years of employee service.

Tax and Accounting Treatments. Section 162(m) of the Internal Revenue Code limits the corporate federal income tax deduction for certain “non-performance based” compensation paid to the chief executive officer and, pursuant to IRS guidance, each of the three highest paid employees (other than the chief financial officer) of public companies to $1 million per year. The Compensation Committee has carefully considered the Company’s executive compensation program in light of the applicable tax rules. Accordingly, the 2000 and 2008 Stock Incentive Plans and the Management Incentive Bonus Plan have been designed to meet the requirements of Section 162(m). The Compensation Committee believes that tax deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. As a result, the Compensation Committee reserves and will exercise its discretion in this area so as to design a compensation program that serves the long-term interests of the Company. The non-deductible portion of executive compensation paid in 2009 was $1.0 million, which the Compensation Committee has determined to be in the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with management pursuant to Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s annual report on Form 10-K (including through incorporation by reference to this proxy statement).

THE COMPENSATION COMMITTEE

M. Keith Weikel, Chairman

Kerrii B. Anderson

Jean-Luc Bélingard

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The compensation paid and amounts required to be recognized during the year ended December 31, 2009 to the Company’s named executive officers, which includes the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers serving at year-end is set forth below:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
David P. King	2009	$810,000	$-	$4,034,688	$2,425,833	$1,422,384	$199,040	$46,869	$8,938,814
Chief Executive Officer	2008	$791,667	$160,000	$4,145,750	$2,440,888	$605,674	$107,225	$45,751	$8,296,955
	2007	$750,000		$2,006,500	$2,157,465	$1,464,696	$93,382	$50,491	$6,522,534

Don M. Hardison(6)	2009	$466,938	$-	$1,693,128	$1,020,019	$556,610	$78,781	$1,148,077	$4,963,553
Chief Operating Officer	2008	$478,750	$100,000	$1,851,500	$1,088,858	$188,462	$66,181	$34,576	$3,808,327

William B. Hayes	2009	$419,333	$-	$1,476,984	$887,524	$577,496	$93,978	$46,094	$3,501,409
Executive Vice President and Chief Financial Officer	2008	$413,333	$55,000	$1,529,500	$900,522	$87,336	$36,946	$45,764	$3,068,401
	2007	$391,667	$-	$1,103,575	$791,071	$437,303	$36,925	$46,921	$2,807,462

Andrew S. Walton	2009	$335,000	$24,750	$768,512	$461,785	$290,077	$26,860	$43,474	$1,950,458
Executive Vice President

F. Samuel Eberts III	2009	$311,643	$-	$294,196	$201,310	$177,588	$40,347	$27,856	$1,052,940
Senior Vice President, Chief Legal Officer

(1)	Represents the amounts paid as discretionary bonuses for 2008. In 2009, Mr. Walton was paid a discretionary bonus in connection with the completion of a specific strategic acquisition as discussed above.
(2)	Represents the aggregate grant date fair value for each named executive officer during each respective year.
(3)	Represents the amounts earned by each named executive officer during 2009 pursuant to the Company’s Management Incentive Bonus Plan, which is the annual cash incentive plan. For additional information on these awards for 2009, see the Grants of Plan-Based Awards Table below and the Compensation Discussion & Analysis—Annual Cash Incentive Plan above.
(4)	Represents solely the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Company’s pension plans from December 31, 2006 to December 31, 2007; December 31, 2007 to December 31, 2008 and December 31, 2008 to December 31, 2009 respectively. For the assumptions made in the 2009 valuations, see Note 16 to the Company’s audited financial statements included within its Annual Report on Form 10-K. These assumptions change from year to year to reflect current market conditions.
(5)	Includes the actual value and the gross up value, as applicable, of the following perquisites: financial services, executive long-term disability premiums, car allowance, personal liability insurance premiums, annual physical, club membership, security monitoring of home, and Company paid 401(k) match.

Financial services and club membership amounts (up to a maximum of $6,000 per year) are based on the actual amounts paid by the Company or the named executive officer to third party vendors or the club, respectively. Use of the corporate jet is provided by the Company to the named executive officers for both business and personal trips; however, personal use of the corporate jet, while allowed, is strongly discouraged. The incremental cost to the Company of any personal use of the corporate jet would be included in the All Other Compensation column of the Summary Compensation Table; however, in 2009 none of the named executive officers had any personal use of the corporate jet.

In addition, this column includes the value of severance and other payments made to Mr. Hardison in accordance with the amounts that were paid to him pursuant to a severance agreement. For additional information on how these payments were calculated, see Potential Payments Upon Termination or Change-in-Control—Agreement with Mr. Hardison below.

The table below details some of the perquisites including those that exceeded 10% of the total perquisites offered to the named executive officer during 2009, plus the Company-paid match on each executive’s 401(k) contribution during 2009 and the tax gross-ups on perquisites, as applicable.

Name	Year	Financial Services (a)	Long Term Disability (a)	Car Allowance (b)	Club Membership (a)	Company- paid 401(k) Match	Tax Gross-up (c)
David P. King	2009	$11,734	$4,620	$14,400	$-	$7,350	$7,733
Don M. Hardison	2009	$14,911	$4,620	$12,000	$-	$7,350	$6,710
William B. Hayes	2009	$11,320	$4,107	$12,000	$4,000	$7,350	$6,610
Andrew S. Walton	2009	$12,092	$3,621	$12,000	$3,722	$4,900	$6,431
F. Samuel Eberts III	2009	$3,000	$3,213	$9,600	$850	$7,350	$3,394

(a)	The Company grosses up the value of these services to cover the taxes on these expenses. The amounts reflected for these services represent the actual amounts paid.
(b)	Reflects actual pre-tax amount paid to the executive for car allowance. Taxes and withholding are deducted from the amount shown in this column.
(c)	Represents the total gross-up for all perquisites offered to the named executive officer during 2009.
(6)	Mr. Hardison resigned as an executive officer of the Company on December 31, 2009. See Potential Payments Upon Termination or Change-in-Control—Agreement with Mr. Hardison below.

GRANTS OF PLAN-BASED AWARDS

During 2009, the following stock option, restricted stock, performance share awards, and annual cash incentive awards pursuant to the Management Incentive Bonus Plan (“MIB Plan”) were made to the named executive officers:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
David P. King	Restricted Stock	02/10/09							22,400			$1,344,896
	Performance Shares	02/10/09				22,400	44,800	78,400				$2,689,792
	Options	02/10/09								249,000	$60.04	$2,425,833
	MIB Plan	03/31/09	$456,750	$1,218,000	$1,948,800
Don M. Hardison	Restricted Stock	02/10/09							9,400			$564,376
	Performance Shares	02/10/09				9,400	18,800	32,900				$1,128,752
	Options	02/10/09								104,700	$60.04	$1,020,019
	MIB Plan	03/31/09	$225,939	$602,500	$903,751
William B. Hayes	Restricted Stock	02/10/09							8,200			$492,328
	Performance Shares	02/10/09				8,200	16,400	28,700				$984,656
	Options	02/10/09								91,100	$60.04	$887,524
	MIB Plan	03/31/09	$194,250	$420,000	$651,000
Andrew S. Walton	Restricted Stock	02/10/09							4,300			$258,172
	Performance Shares	02/10/09				4,250	8,500	14,875				$510,340
	Options	02/10/09								47,400	$60.04	$461,785
	MIB Plan	03/31/09	$94,500	$252,000	$384,300
F. Samuel Eberts III	Restricted Stock	02/10/09							1,600			$96,064
	Performance Shares	02/10/09				1,650	3,300	5,775				$198,132
	Options	02/10/09								18,200	$60.04	$201,310
	MIB Plan	03/31/09	$57,521	$153,387	$233,916

(1)	Amounts represent the possible payouts pursuant to the Management Incentive Bonus Plan as established by the Compensation Committee in February 2009. Actual amounts paid out pursuant to the plan are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For a discussion of the performance criteria applicable to these awards, see the Compensation Discussion and Analysis—Annual Cash Incentive Plan above.
(2)	Amounts represent potential shares to be earned under the performance share awards. The performance share awards vest at the end of three years provided that certain performance metrics are met. For a discussion of the performance criteria applicable to these awards, see the Compensation Discussion and Analysis—Long Term Incentive Equity Awards above.
(3)	Amounts represent restricted stock awards which vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service.
(4)	Amounts represent stock option awards that vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service.
(5)	The amounts shown in this column represent the full grant date fair market value of restricted stock, performance share and option awards as computed in accordance with accounting standards for stock based compensation. The amount shown in this column will likely vary from the amount actually realized by any named executive officer based on a number of factors, including the number of shares that ultimately vest, the satisfaction or failure to meet any performance criteria, the timing of any exercise or sale of shares, and the price of the Company’s common stock. The value for stock options is calculated using the Black-Scholes option pricing model. The value for restricted stock and performance share awards is calculated by multiplying the number of shares granted by the closing price per share of the Company’s common stock on the day of the grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows, as of December 31, 2009, the number of outstanding stock options, restricted stock and performance awards held by the named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David P. King	30,000			$39.00	2/17/2014
	30,000			$47.89	3/1/2015
	55,000			$58.57	2/23/2016
	100,000	50,000		$80.37	2/20/2017
	65,233	130,467		$75.63	5/07/2018
		249,000		$60.04	2/10/2019
						8,334	$623,716
						11,467	$858,190
						22,400	$1,676,416
								34,300	$2,567,012
								44,800	$3,352,832
Don M. Hardison	23,333	11,667		$80.37	5/29/10
	29,100			$75.63	5/29/10
		34,900		$60.04	5/29/10
						2,399	$179,541
						1,504	$112,559
						2,116	$158,361
William B. Hayes	5,000			$47.89	3/1/2015
	30,000			$58.57	2/23/2016
	36,666	18,334		$80.37	2/20/2017
	24,066	48,134		$75.63	5/07/2018
		91,100		$60.04	2/10/2019
						4,584	$343,066
						4,200	$314,328
						8,200	$613,688
								12,700	$950,468
								16,400	$1,227,376
Andrew S. Walton	10,000			$58.57	2/23/2016
	20,000	10,000		$80.37	2/20/2017
	12,533	25,067		$75.63	5/07/2018
		47,400		$60.04	2/10/2019
						2,000	$149,680
						2,200	$164,648
						4,300	$321,812
								6,600	$493,944
								8,500	$636,140
F. Samuel Eberts III	10,000			$47.89	3/01/2015
	10,000			$58.57	2/23/2016
	6,666	3,334		$80.37	2/20/2017
	4,800	9,600		$75.63	5/07/2018
		18,200		$60.04	2/10/2019
						734	$54,932
						867	$64,886
						1,600	$119,744
								2,500	$187,100
								3,300	$246,972

(1)	The vesting date of unvested stock option awards is set forth beside each option expiration date in the table below. Note that the vesting date provided reflects when the options fully vest. Stock option awards vest ratably over three years beginning on the first anniversary of the grant date.

Option Expiration Date	Option Vesting Date
02/20/17	02/20/10
05/07/18	05/07/11
02/10/19	02/10/12

(2)	Represents restricted stock grants. In the table below, the vesting date is represented beside each unvested restricted stock grant. Note that the vesting date provided reflects the date when the restricted stock fully vests. Restricted stock vests ratably over three years beginning on the first anniversary of the grant date.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Date of Restricted Stock
David P. King	8,334	02/20/10
	11,467	02/13/11
	22,400	02/10/12
Don M. Hardison	2,399	02/20/10
	1,504	02/13/10
	2,116	02/10/10
William B. Hayes	4,584	02/20/10
	4,200	02/13/11
	8,200	02/10/12
Andrew S. Walton	2,000	02/20/10
	2,200	02/13/11
	4,300	02/10/12
F. Samuel Eberts III	734	02/20/10
	867	02/13/11
	1,600	02/10/12

(3)	Market value is calculated based on the Company’s common stock price on December 31, 2009, which was $74.84 per share, multiplied by the number of shares or units, respectively, for each unvested performance or stock award.
(4)	Represents the performance awards at target eligible for vesting in 2012, for the performance period ending December 31, 2011, and represents the performance awards at target eligible for vesting in 2011, for the performance period ending December 31, 2010 based on the achievement of the performance factors discussed under Compensation Discussion and Analysis—Long-Term Equity Compensation above.

OPTION EXERCISES AND STOCK VESTED

The following chart shows, for 2009, the number and value of stock options exercised and the number and value of vested restricted stock and performance awards for each of the named executive officers:

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David P. King	-	$-	18,400	$1,140,432
Don M. Hardison	-	$-	6,733	$420,127
William B. Hayes	-	$-	10,017	$618,588
Andrew S. Walton	-	$-	3,834	$237,826
F. Samuel Eberts III	-	$-	1,900	$117,199

(1)	There were no exercises for the named executive officers in 2009.
(2)	Represents one-third of the restricted stock granted on February 23, 2006, that vested on February 23, 2009, at $60.56 per share, the closing price on that date, one-third of the restricted stock granted on February 20, 2007 and September 4, 2007, that vested on February 20, 2009 at $62.12 per share, the closing price on that date, and one-third of the restricted stock granted on February 13, 2008, that vested on February 13, 2009 at $62.85 per share, the closing price on that date.

RETIREMENT BENEFITS

The Company has a defined benefit plan called the Cash Balance Retirement Plan (the “Cash Balance Plan”). Substantially all employees, including each of the named executive officers, have been offered the opportunity to participate in the Cash Balance Plan, and the plan is fully funded by the Company both in terms of an annual service credit, which is a percentage of base salary, and an interest credit, currently at 4% per year. Eligibility requirements under the Cash Balance Plan include one year of service (participants enter the plan in either January or July after meeting the service requirement) and the employee must have reached 21 years of age. Each named executive officer has met the eligibility requirements.

The Company also has a supplemental retirement plan called the PEP that has been offered to the Company’s senior and executive officers, including each of the named executive officers. The PEP is an unfunded, non-contributory, non-qualified plan created to provide income continuation benefits at retirement. It is intended to make up for IRS limitations on retirement benefits in the Company’s Cash Balance Plan. Requirements of participation include: (a) approval for participation by the CEO, and (b) named as a Senior or Executive Vice President, or operating in the capacity of one, or (c) named as the President or CEO. Each of the named executive officers has met the requirements to participate in the PEP.

In October 2009, the Board of Directors approved the Company’s proposal to freeze any additional service-based credits for any years of service after December 31, 2009 to the Cash Balance Plan and the PEP. Both plans are closed to new entrants. Current participants in the Cash Balance Plan and the PEP will stop earning service-based credits, but will continue to earn interest credits.

Under both the Cash Balance Plan and the PEP, a participant is eligible for benefits at normal retirement at age 65 or early retirement at age 55 subject to reduced benefits for each year under 65. For early retirement at or after age 55 with reduced benefits, there is a reduction of 6% applied to the full retirement benefit for every year under the age of 65.

The Cash Balance Plan, as supplemented by the PEP, is designed to provide an employee having 25 years of credited service with an annuity equal to 52% of “final average pay” less 50% of estimated individual Social

Security benefits. “Final average pay” is defined as the highest five consecutive years of base salary during the ten years of employment preceding termination or retirement. The participant, if single, has one payment option: ten year certain and life annuity. If married, the participant has two payment options: (a) ten year certain and life annuity; or (b) 50% joint and survivor annuity. The ten year certain and life annuity offers a guaranteed minimum payment for ten years. The 50% joint and survivor annuity offers half the annuity payments to the surviving spouse.

The formula for calculating the amount payable to the named executive officers under the Cash Balance Plan, in conjunction with the PEP, is illustrated as follows (ten year certain and life annuity method):

[(0.52) x (Final Average Pay) – (0.50) x (Social Security Benefit)] x [(Credited Service up to 25 years) ÷ (25)]

The amount payable could be less if the participant elected to receive benefits under the 50% joint and survivor annuity option.

The following table shows, as of December 31, 2009, the present value of accumulated benefits under the Company’s Cash Balance Plan and PEP for each of the named executive officers:

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
David P. King	Cash Balance Plan	7.00	$43,612	$-
	Pension Equalization Plan	8.25	$491,809	$-
Don M. Hardison	Cash Balance Plan	1.00	$5,513	$-
	Pension Equalization Plan	2.33	$153,833	$-
William B. Hayes	Cash Balance Plan	12.00	$81,040	$-
	Pension Equalization Plan	13.26	$199,509	$-
Andrew S. Walton	Cash Balance Plan	3.50	$22,551	$-
	Pension Equalization Plan	4.67	$46,126	$-
F. Samuel Eberts III	Cash Balance Plan	4.00	$23,149	$-
	Pension Equalization Plan	5.33	$98,201	$-

(1)	The Company’s Cash Balance Plan has been offered to substantially all employees after a year of service and after reaching 21 years of age. Plan entry dates were January and July of each year. The PEP was amended January 1, 2004, to waive the one year service requirement. Because of these two different service crediting provisions, there could be a difference between the Cash Balance Plan service and the PEP service reflected in the column of up to 1.5 years. However, credited years of service equals actual years of service with the Company, subject to the crediting provisions above, as set forth in footnote 3 below.
(2)	The calculation of present value of accumulated benefit is based on a normal retirement age of 65 and credited service and certain discount rate and mortality inputs. For the assumptions made in the valuations, see Note 16 to the Company’s audited financial statements included within the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

DEFERRED COMPENSATION PLAN

The Company’s Deferred Compensation Plan (the “DCP”) offers eligible participants, including each of the named executive officers, another vehicle to accumulate savings for retirement. Under the DCP, executives may elect to defer up to 100% of their annual cash incentive pay and/or up to 50% of their annual base compensation. Amounts deferred by a participant are credited to a bookkeeping account maintained on behalf of each participant, which is used for the measurement and determination of amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Deferred amounts are the Company’s general unsecured obligations and are subject to claims by the Company’s creditors. The Company’s general assets or existing rabbi trust may be used to fund payment obligations and pay DCP benefits.

According to the terms of the DCP, a participant has the opportunity to allocate deferred amounts to one or more of sixteen measurement funds offered. The measurement funds are indexed to externally managed funds inside the Company’s insurance-backed account. Amounts in these accounts can earn variable returns, including negative returns. Deemed earnings on the deferrals are based on these measurement funds and have no guaranteed rate of return.

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or annual installment payments.

The following table summarizes each named executive officer’s contributions, earnings and aggregate balance under the DCP as of December 31, 2009:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
David P. King	$56,700	$-	$77,967	$-	$354,016
Don M. Hardison	$5,000	$-	$1,032	$-	$6,032
William B. Hayes	$-	$-	$6,192	$-	$27,560
Andrew S. Walton	$-	$-	$-	$-	$-
F. Samuel Eberts III	$-	$-	$-	$-	$-

(1)	Amounts in this column are included in the Salary column of the Summary Compensation Table above.
(2)	Amounts in this column are not included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table as they do not qualify as above market or preferential earnings.
(3)	The table below summarizes the amounts in this column that were reported in the Summary Compensation Table for 2009 and in prior years.

Name	Reported in 2009	Reported in Prior Years
David P. King	$56,700	$275,420
Don M. Hardison	$5,000	$-
William B. Hayes	$-	$-
Andrew S. Walton	$-	$-
F. Samuel Eberts III	$-	$-

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables that follow provide information related to compensation payable to each named executive officer assuming termination of such executive’s employment on December 31, 2009, or assuming a change of control with corresponding qualifying termination occurred on December 31, 2009. Amounts also assume the price of the Company’s common stock was $74.48, the closing price on December 31, 2009. The table below includes information for Mr. Hardison who resigned as executive officer effective December 31, 2009.

David P. King	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control	Disability	Death
Base Compensation	$-	$-	$-	$1,624,000	$-	$2,436,000	$-	$-
Annual Incentive Bonus	$-	$-	$-	$1,548,992	$-	$2,323,488	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$7,713,864	$7,713,864	$3,685,200	$-	$-	$3,685,200	$3,685,200	$3,685,200
Restricted Stock	$3,158,323	$3,158,323	$3,158,323	$-	$-	$3,158,323	$3,158,323	$3,158,323
Performance Shares	$5,919,844	$5,919,844	$5,919,844	$-	$-	$5,919,844	$5,919,844	$5,919,844
Health & Welfare Benefits	$-	$-	$-	$8,546	$-	$8,546	$360,000	$1,000,000
Financial Services	$20,000	$20,000	$20,000	$20,000	$20,000	$20,000	$20,000	$20,000
TOTAL	$16,812,031	$16,812,031	$12,783,367	$3,201,538	$20,000	$17,551,401	$13,143,367	$13,783,367

Don M. Hardison	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control	Disability	Death
Base Compensation	$-	$-	$-	$482,000	$-	$1,446,000	$-	$-
Annual Incentive Bonus	$-	$-	$-	$602,500	$-	$1,807,500	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$847,542	$-	$-
Stock Options	$-	$-	$516,520	$-	$-	$516,520	$516,520	$516,520
Restricted Stock	$450,461	$450,461	$450,461	$-	$-	$450,461	$450,461	$450,461
Performance Shares	$-	$-	$-	$-	$-	$0	$-	$-
Health & Welfare Benefits	$-	$-	$-	$5,697	$-	$5,697	$300,000	$1,000,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$460,461	$460,461	$976,981	$1,100,197	$10,000	$5,083,720	$1,276,981	$1,976,981

William B. Hayes	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control		Disability	Death
Base Compensation	$-	$-	$-	$840,000	$-		$840,000	$-	$-
Annual Incentive Bonus	$-	$-	$-	$680,854	$-		$680,854	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$		$-	$-
Stock Options	$2,828,086	$2,828,086	$1,348,280	$-	$-		$1,348,280	$1,348,280	$1,348,280
Restricted Stock	$1,271,084	$1,271,084	$1,271,084	$-	$-		$1,271,084	$1,271,084	$1,271,084
Performance Shares	$2,177,844	$2,177,844	$2,177,844	$-	$-		$2,177,844	$2,177,844	$2,177,844
Health & Welfare Benefits	$-	$-	$-	$8,546	$-		$8,546	$300,000	$1,000,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000		$10,000	$10,000	$10,000
TOTAL	$6,287,014	$6,287,014	$4,807,208	$1,539,400	$10,000		$6,336,608	$5,107,208	$5,807,208

Andrew S. Walton	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control	Disability	Death
Base Compensation	$-	$-	$-	$672,000	$-	$672,000	$-	$-
Annual Incentive Bonus	$-	$-	$-	$284,920	$-	$284,920	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$-	$-	$701,520	$-	$-	$701,520	$701,520	$701,520
Restricted Stock	$-	$-	$636,141	$-	$-	$636,141	$636,141	$636,141
Performance Shares	$-	$-	$1,130,084	$-	$-	$1,130,084	$1,130,084	$1,130,084
Health & Welfare Benefits	$-	$-	$-	$8,546	$-	$8,546	$300,000	$1,000,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$10,000	$10,000	$2,477,745	$975,466	$10,000	$3,443,211	$2,777,745	$3,477,745

F. Samuel Eberts III	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control	Disability	Death
Base Compensation	$-	$-	$-	$306,773	$-	$306,773	$-	$-
Annual Incentive Bonus	$-	$-	$-	$100,931	$-	$100,931	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$-	$-	$269,360	$-	$-	$269,360	$269,360	$269,360
Restricted Stock	$-	$-	$239,565	$-	$-	$239,565	$239,565	$239,565
Performance Shares	$-	$-	$434,072	$-	$-	$434,072	$434,072	$434,072
Health & Welfare Benefits	$-	$-	$-	$-	$-	$-	$300,000	$1,000,000
Financial Services	$-	$-	$-	$-	$-	$-	$-	$-
TOTAL	$-	$-	$942,997	$407,704	$-	$1,350,701	$1,242,997	$1,942,997

As discussed below under the headings Stock Incentive Plan and Transition Policy, the treatment of equity awards varies depending on the type of termination. For Mr. King and Mr. Hayes, the values reflected in the tables above for stock option awards for voluntary termination or early retirement assume the application of the Transition Policy and a valuation of stock option awards using a Black-Scholes methodology. This methodology assigns value to stock option awards even where the exercise price of the stock option is in excess of the market price of the Company’s common stock on December 31, 2009 in part by assigning value to the ability of the officer to exercise the award over time. Accordingly, the amounts for stock option awards in the voluntary termination and early retirement columns appear higher than those reflected in the other columns of the tables above, notwithstanding that the executives would only be able to realize the higher amounts if the assumptions used in the Black-Scholes model are realized.

Base Compensation and Annual Incentive Bonus. No additional base compensation amounts are payable for terminations due to the following: voluntary termination, early retirement, normal retirement, for cause termination, disability or death. A pro-rated annual bonus payment may be made for each of the termination events mentioned in the tables above, except a for cause termination. Provisions for base compensation and annual bonus payments in the event of an involuntary not for cause or good reason termination or a change-in-control are detailed in the Master Senior Executive Severance Plan described below.

Amended and Restated Master Senior Executive Severance Plan and the Master Senior Executive Change-in-Control severance Plan. The Amended and Restated Severance Plan and the Change-in-Control Plan at December 31, 2009 provided the Company’s named executive officers (as well as the Company’s other executive vice presidents and senior vice presidents) with severance payments upon, respectively, a “qualifying termination” and a “qualifying termination” that occurs within three years following a change-in-control. A “qualifying termination” was generally defined as involuntary termination without cause or voluntary termination with “good reason.” “Good reason” was defined as a reduction in base salary or targeted bonus as a percentage of salary, relocation to an office location more than 75 miles from the employee’s current office without consent of the employee, a material reduction in job responsibilities or transfer to another job without the consent of the employee.

In addition to the severance payment multiples shown below, the executive was also eligible for up to six months of paid health benefits pursuant to COBRA following a qualifying termination.

	Change-in-Control	Qualifying Termination(a)
CEO	3x (annual salary + average MIB payments)	2x (annual salary + average MIB payments)
Executive Vice Presidents	2x (annual salary + average MIB payments)	2x (annual salary + average MIB payments)
Senior Vice Presidents	1x (annual salary + average MIB payments)	1x (annual salary + average MIB payments)

(a)	“Average MIB payments” is the average of the executive’s actual MIB payments over the prior three years.

If severance payments payable by the Company become subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code (“IRC”) or additional tax under Section 409A of the IRC, the Company is required to reimburse the executive for the amount of such excise tax (and the income and excise taxes on such reimbursement).

Stock Incentive Plan. In the event an executive’s employment terminates (other than by reason of death, disability, normal retirement or change-in-control), stock options that are vested at the time of termination may be exercised within three months of termination. All unvested stock options, restricted stock and performance awards immediately expire.

For executives covered by the Transition Policy (described below), stock options, restricted stock, and performance awards continue to vest through the vesting period as if the executive were still employed. Valuation in the event of a voluntary termination or early retirement is based on a Black-Scholes valuation for unvested shares and a December 31, 2009 market price for restricted stock and performance awards. For purposes of the table above, it is assumed that the measures for the performance awards will be achieved at the target level.

In the event that an executive’s employment terminates by reason of death, disability, normal retirement or change-in-control, then the vesting of all stock options, restricted stock and performance share awards granted accelerates and these become immediately vested. For these types of terminations, the value in the tables was determined by multiplying the gain using a December 31, 2009 market price by the number of unvested shares.

Transition Policy. Under the Transition Policy applicable to Mr. King and Mr. Hayes, previously granted stock options, restricted stock and performance awards continue to vest through the vesting period in accordance with the terms of the grant as if the terminated executive were still employed for purposes of vesting. For terminations to which the Transition Policy applies, the value in the tables for unvested stock option awards was determined by using a Black-Scholes valuation as of December 31, 2009.

Health and Welfare Benefits. In the event of a qualifying termination under the Severance Plan, the executive is also eligible for up to six months of Company-paid COBRA.

In the event a named executive officer dies while an active employee, his or her beneficiary will receive $1 million from the Company’s group term life plan. In addition, eligible, enrolled dependents will receive COBRA continuation of coverage for the first six months following the executive’s death (not included in the tables above). In addition, if the executive was traveling on Company business at the time of death, the beneficiary will also receive $1 million of business travel accident insurance (not included in the tables above).

If an executive becomes disabled (i.e., he is not able to perform the material duties of his occupation solely because of disease or injury), the executive is generally eligible for a monthly benefit payable until the earlier of (a) age 65 if the period of disability starts prior to the age of 60, or (b) the length of the disability. For Mr. King, this monthly benefit is $30,000, and for the other named executive officers it is $25,000 per month.

Cash Balance Plan. Under the Cash Balance Plan, upon a termination of employment the named executive officers are entitled to receive the same amounts set forth for each officer in the Present Value of Accumulated Benefit column in the Pension Benefits Table above, regardless of reason, except for death, which pays at 50% of such value.

PEP Plan. PEP payments are subject to Section 409(A) of the IRC and require a six-month waiting period following separation of service before distribution of the first payment. Under the PEP, upon a termination the named executive officers are entitled to receive the same amounts set forth for each officer in the Present Value of Accumulated Benefit column in the Pension Benefits Table above, regardless of reason, except for death, which pays at 50% of such value.

DCP. The DCP was amended to grandfather participants prior to December 31, 2004 to remove the six-month waiting period for distributions following separation of service. Distribution elections made after December 31, 2004 require a six-month waiting period following separation of service before distribution of the first payment, as required by Section 409A of the IRC. Otherwise, distribution elections include the ability to elect a single lump-sum payment or annual installment payments. Under the DCP, upon a termination the named executive officers are entitled to receive the same amounts set forth for each officer in the Aggregate Balance column of the Non-Qualified Deferred Compensation Table above, regardless of reason for the termination.

Perquisites. All perquisites offered to the named executive officers immediately terminate upon the executive’s termination, except for the financial planning service which are extended to Mr. King and the other named executives, excluding Mr. Eberts, for one year post-termination. The one-year limit for financial planning services is $20,000 for Mr. King and $10,000 for each of the other named executive officers, excluding Mr. Eberts who would receive no financial planning services after termination.

Agreement with Mr. Hardison. On December 31, 2009, consistent with the plans and agreements described above, the Company entered into a Separation Agreement with Mr. Hardison that documented the post-employment compensation and benefits that Mr. Hardison would receive, and he agreed to a non-compete, non-solicitation, and non-disclosure provisions and general release. Following his resignation and the delivery of the release, the Company agreed to pay the following amounts or provide the following services consistent with the plans and agreements described above;

•

an amount equal to one times his annual base salary plus an amount equal to his 2009 MIB Target Plan award, which in the aggregate equaled $1,084,500, half of which was payable within 30 days of the effective date of the separation agreement and half of which is payable on the one year anniversary of the effective date of the separation agreement;

•	an amount equal to his 2009 MIB Plan award of $556,610;

•	Cobra coverage for 18 months, having an approximate value of $17,092 (based on 2010 COBRA rates); and

•	Financial advisory services and legal fees not to exceed $10,000.

DIRECTOR COMPENSATION

The Company’s director compensation is designed to attract and retain highly qualified, independent directors to represent stockholders on the Board of Directors and act in their best interest. The Compensation Committee, which consists solely of independent directors, has primary responsibility for setting the Company’s director compensation program.

In November 2007, the Compensation Committee, with the assistance of Frederic W. Cook & Co., Inc., the same independent compensation consultant used by the Compensation Committee for the Company’s executive compensation, evaluated the competitiveness of the Company’s Board compensation program. In particular, the Compensation Committee considered the same comparative peer group that the Compensation Committee utilized in determining executive officer compensation and also considered emerging trends. A list of these companies and the process used to develop the comparative peer group can be found in the “Compensation Discussion and Analysis” section of the proxy statement for our 2008 annual meeting of stockholders. The Compensation Committee revised the Board compensation, with the goal of targeting Board compensation at the median (50th percentile) of the Company’s then-applicable peer group. The Company has not changed Board compensation since that time, except for the addition of an annual retainer for the Lead Independent Director when that position was created in 2009.

For 2009, elements of non-employee director compensation included the following:

•	Annual Retainer—$40,000 annually paid to each non-employee director on a monthly basis.

•	Meeting Fees—$2,000 paid to each non-employee director for each Board meeting attended and each Committee meeting attended of which they are a member.

•

Committee Chair Retainer—The Audit Committee Chair receives $15,000 annually, paid on a monthly basis. All other Committee Chairs receive $10,000 annually, paid on a monthly basis, for chairing one of the three other standing Committees of the Board of Directors: Compensation, Quality and Compliance, and Nominating & Corporate Governance.

•	Lead Independent Director Retainer—The Lead Independent Director receives $20,000 annually, paid on a monthly basis, to serve as Lead Independent Director.

•

Total Equity Compensation—As a result of the Compensation Committee’s evaluation discussed above, each non-employee director now receives, on the date of the Annual Meeting, annual grants of non-qualified stock options and restricted stock each having a value of approximately $70,000. The number of options and shares of restricted stock are based on the Black-Scholes value for the stock options and the grant date fair value for the restricted stock. The annual restricted stock awards vest in equal one-third increments over three years, beginning on the first anniversary of the grant date. The annual option awards vest in equal one-third increments over three years, beginning on the first anniversary of the grant date, and if unexercised, expire 10 years after the date of grant, subject to their earlier termination.

Each director is reimbursed for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees, as well as for related activities such as director education courses and materials.

Information on compensation for Mr. King is set forth in the “Executive Compensation” section above. The compensation paid by the Company to the non-employee directors for 2009 is set forth in the table below.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Thomas P. Mac Mahon	$62,000	$70,862	$70,697	$-	$-	$116,664	$320,223
Kerrii B. Anderson	$103,000	$70,862	$70,697	$-	$-	$-	$244,559
Jean-Luc Bélingard	$72,000	$70,862	$70,697	$-	$-	$-	$213,559
Wendy E. Lane	$86,000	$70,862	$70,697	$-	$-	$-	$227,559
Robert E. Mittelstaedt, Jr.	$106,000	$70,862	$70,697	$-	$-	$-	$247,559
Arthur H. Rubenstein	$96,000	$70,862	$70,697	$-	$-	$-	$237,559
Bradford T. Smith	$19,871	$-	$-	$-	$-	$90,000	$109,871
M. Keith Weikel	$80,000	$70,862	$70,697	$-	$-	$-	$221,559
R. Sanders Williams	$78,000	$70,862	$70,697	$-	$-	$-	$219,559

(1)	Includes annual retainer payments of $40,000 each, except for Mr. Smith who received $19,871. Also includes Committee Chair retainer payments of $15,000 to Ms. Anderson, $10,000 to Mr. Mittelstaedt, Jr., $10,000 to Dr. Rubenstein and $10,000 to Dr. Weikel. Mr. Mittelstaedt also received $20,000 payment for Lead Director.
(2)	Amounts represent the aggregate grant date fair value for stock awards to each director in 2009. For a discussion of the assumptions made in these valuations, see Note 14 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009.

The aggregate number of shares of restricted stock held by each director as of December 31, 2009 was 1,915.

(3)	Amounts in the table represent the aggregate grant date fair value for stock option awards to each director in 2009. For a discussion of the assumptions made in these valuations, see Note 14 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009.

The aggregate number of vested and exercisable stock options held by each director as of December 31, 2009 was as follows: Mr. Mac Mahon—490,827; Ms. Anderson—3,723; Mr. Bélingard—17,150; Ms. Lane—13,034; Mr. Mittelstaedt,—13,034; Dr. Rubenstein—6,821; Dr. Weikel—9,295; and Dr. Williams—2,427.

The aggregate number of unvested stock options held by each director as of December 31, 2009 was 7,565.

(4)	For Mr. Mac Mahon, includes $116,664 representing payment for his consulting services in 2009. For Mr. Smith, includes $90,000 representing payment for his consulting services in 2009. For description of the consulting agreements, see the “Related Party Transactions” section above.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Ms. Anderson, Mr. Bélingard, and Dr. Weikel (Committee Chair). There are no members of the Compensation Committee who were officers or employees of the Company or any of its subsidiaries during the 2009 fiscal year, were formerly officers of the Company, or had any relationship otherwise requiring disclosure hereunder.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 31, 2009. All equity compensation plans have been approved by Company stockholders, except in the case of equity compensation plans approved by stockholders of companies acquired by the Company as described in footnote (1) below.

Plan Category	Common shares to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Common shares available for future issuance under equity compensation plans (excluding securities reflected in column A)
	A	B	C
Equity compensation plans approved by Company stockholders (1)	6,312,798(2)	$64.66	6,415,724(3)
Equity compensation plans not approved by Company stockholders	-	-	-

(1)	Not included in this total are stock option awards from Dynacare, Inc. representing 276,990 shares of underlying common stock, which were assumed in connection with acquisition transactions by the Company. These options were issued under the Dynacare, Inc. Amended and Restated Employee Stock Option Plan, which was approved by Dynacare, Inc. stockholders when the plan was initially implemented. At December 31, 2009, there were no options outstanding under this plan. The Company does not intend to issue new awards under this plan.

Also not included in this total are stock option awards from Dianon Systems, Inc., representing 690,116 shares of underlying common stock, which were assumed in connection with acquisition transactions by the Company. These options were issued under the Dianon Systems, Inc. 1996 Stock Incentive Plan; the Dianon Systems, Inc. 1999 Stock Incentive Plan; the Dianon Systems, Inc. 2000 Stock Incentive Plan; the Dianon Systems, Inc. 2001 Stock Incentive Plan; and the UroCor Second Amended and Restated 1992 Stock Option Plan, which were approved by the Dianon Systems, Inc., and the UroCor, Inc. stockholders when the plans were initially implemented. At December 31, 2009, there were options to purchase 21,779 shares of the Company’s common stock outstanding under these plans and the weighted-average exercise price of outstanding options was $24.76. The Company does not intend to issue new awards under these plans.

(2)	Includes options to purchase shares outstanding under the Laboratory Corporation of America Holdings 2000 and 2008 Stock Incentive Plans, the Laboratory Corporation of America Holdings Amended and Restated 1999 Stock Incentive Plan, and the Laboratory Corporation of America Holdings 1994 Stock Option Plan.
(3)	Includes 5,792,500 shares available for future issuance under the Laboratory Corporation of America Holdings 2008 Stock Incentive Plan, 48,378 shares available for future issuance under the Laboratory Corporation of America Holdings 1995 Stock Plan for Non-employee Directors, and 574,846 shares available for future issuance under the Laboratory Corporation of America Holdings 1997 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth as of March 15, 2010, the total number of shares of Common Stock beneficially owned, and the percent so owned, by (i) each director of the Company, (ii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (iii) the individuals identified as the Named Executive Officers in the “Summary Compensation Table” set forth above, and (iv) all current directors and Executive Officers as a group. The number of shares owned are those “beneficially owned,” as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement. Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them as set forth opposite their respective names.

Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class
Harris Associates L.P	6,897,850	(1)	6.5%
Two North LaSalle Street—500 Chicago, IL 60602-3790
BlackRock, Inc	5,563,125	(2)	5.2%
East 52nd Street New York, NY 10022
David P. King	571,890	(3,4)	*
Kerrii B. Anderson	11,966	(3,4)	*
Jean-Luc Bélingard	43,782	(3,4)	*
Wendy E. Lane	38,169	(3,4)	*
Thomas P. Mac Mahon	507,387	(3,4)	*
Robert E. Mittelstaedt, Jr.	26,542	(3,4)	*
Arthur H. Rubenstein	16,600	(3,4)	*
M. Keith Weikel	21,260	(3,4)	*
R. Sanders Williams	8,339	(3,4)	*
Don M. Hardison	110,094	(3,4)	*
William B. Hayes	195,627	(3,4)	*
Andrew S. Walton	100,300	(3,4)	*
F. Samuel Eberts III	61,358	(3,4)	*
All directors and Executive Officers as a group (17 persons)	1,848,907	(3,4)	1.7%

*	Less than 1%
(1)	As reported on Schedule 13G filed with the SEC on February 11, 2010, on behalf of Harris Associates L.P. (“Harris”). Harris is a registered investment advisor with shared voting power for 6,897,850 of the above listed shares.
(2)	As reported on Schedule 13G filed with the SEC on January 29, 2010, on behalf of BlackRock, Inc. (“BlackRock”). BlackRock is a registered investment advisor with shared voting power for 5,563,125 of the above listed shares.
(3)	Beneficial ownership by directors, the Named Executive Officers and current executive officers of the Company includes shares of Common Stock that such individuals have the right to acquire upon the exercise of options that either are vested or that may vest within 60 days of March 15, 2010. The number of shares of Common Stock included in the table as beneficially owned which are subject to such options is as follows: Mr. King—478,466; Mr. Hardison—99,000; Mr. Hayes—168,499; Mr. Walton—80,866; Mr. Eberts—45,666; Ms. Anderson—6,723; Mr. Bélingard—20,150; Ms. Lane—16,034; Mr. Mac Mahon:—443,490; Mr. Mittelstaedt, Jr.—16,034; Dr. Rubenstein—9,821; Dr. Weikel—12,295; Dr. Williams—5,427; all directors and Executive Officers as a group—1,491,305.

(4)	Includes shares of Restricted Common Stock. The number of shares of Restricted Common Stock included in the table is as follows: Mr. King—39,868; Mr. Hardison—0; Mr. Hayes—14,067; Mr. Walton—7,567; Mr. Eberts—2,901; Ms. Anderson—1,915; Mr. Bélingard—1,915; Ms. Lane—1,915; Mr. Mac Mahon—1,915; Mr. Mittelstaedt—1,915; Dr. Rubenstein—1,915; Dr. Weikel—1,915; Dr. Williams—1,915; all directors and Executive Officers as a group—101,459.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s equity securities to file reports on ownership and changes in ownership with the SEC and the securities exchanges on which its equity securities are registered. Additionally, SEC regulations require that the Company identify in its proxy statements any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge, based solely on a review of reports furnished to it, all Section 16(a) filing requirements applicable to its executive officers, directors and more than 10% beneficial owners were complied with.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to audit the accounts of the Company for the year ending December 31, 2010, and the stockholders of the Company are being asked to ratify such appointment. For the year ended December 31, 2009, the Company’s accounts were audited by PricewaterhouseCoopers.

PricewaterhouseCoopers’ report on the financial statements of the Company for the year ended December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

To the knowledge of management and the Audit Committee, in connection with the audit of the Company’s financial statements for the year ended December 31, 2009, there were no disagreements with PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedure that, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the matter in its reports.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the year ending December 31, 2010; the Audit Committee will consider whether to retain that firm for such year.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2009 and 2008, were:

	2009	2008
Audit Fees	$1,104,000	$998,000
Audit Related Fees	10,500	13,200
Tax Fees	46,200	40,000
All Other Fees	8,500	-

Total	$1,169,200	$1,051,200

Audit Fees. This category of the table above includes fees for the audit of the Company’s annual statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements. Audit fees for the years ended December 31, 2009 and 2008, respectively, were for professional services rendered (including reimbursement for out-of-pocket expenses) for the audits of the consolidated financial statements of the Company ($1,104,000 and $975,500 for 2009 and 2008, respectively) and the issuance of comfort letters, consents and review of documents filed with the SEC ($0 and $22,500 for 2009 and 2008, respectively). The preparation of the Company’s audited financial statements include compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by PricewaterhouseCoopers of a report expressing its opinion regarding the effectiveness of the Company’s internal control over financial reporting. Audit fees for 2009 and 2008 also included fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.

Audit Related Fees. This category of the table above includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included above under “Audit Fees.” Audit Related fees for the years ended December 31, 2008 and December 31, 2009 were primarily for certain accounting consultations.

Tax Fees. This category of the table above includes fees for services related to tax compliance, tax planning and tax advice. For the years ended December 31, 2009 and December 31, 2008, these fees were primarily for services related to corporate income tax compliance services and international tax services.

All Other Fees. This category of the table above includes fees for any services not included in the first three categories, which for 2009 were primarily related to the reproduction and provision of information for third party requests.

The Audit Committee has considered the non-audit-related services rendered and believes that they are compatible with PricewaterhouseCoopers remaining independent.

The Audit Committee must approve, in advance, the provision by the Company’s independent registered public accounting firm of all services, whether or not related to the audit. All of the services for which fees were paid as described in the above tables were pre-approved by the Audit Committee.

The Board of Directors of the Company recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for 2010.

AUDIT COMMITTEE’S REPORT

The Audit Committee of the Board of Directors was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee, comprised entirely of non-management directors, held seven meetings during 2009. The Board of Directors considered the “independence” and “financial literacy” of each of the Audit Committee members, as set forth under the rules of the Listing Standards and the SEC and has concluded that its Audit Committee members satisfy the current requirements of the Listing Standards and the SEC. The Board of Directors further concluded that Kerrii B. Anderson and Wendy E. Lane are “audit committee financial experts” as defined by SEC rules and each has the “accounting or related financial management expertise” required by the Listing Standards.

The Audit Committee met with the independent registered public accountants, management, and internal auditors with respect to whether each was carrying out its respective responsibilities. The Audit Committee reviewed the performance and fees of the independent registered public accountants prior to recommending their appointment, and met with them to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Audit Committee reviewed and discussed with management the Company’s audited financial statements. The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accountants confirming their independence, as required by applicable requirements of Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Both the independent registered public accountants and the internal auditors had full access to the Audit Committee and vice versa, including regular meetings without management present. On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for filing with the SEC.

As part of its duties, the Audit Committee also considers whether the provision of services other than audit services by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is compatible with maintaining the accountant’s independence. The Audit Committee considered the compatibility of the non-audit-related services performed by PricewaterhouseCoopers LLP and determined that the registered public accounting firm’s independence has been maintained. See “Proposal Two: Ratification of Independent Registered Public Accounting Firm.”

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s internal auditors are responsible to the Audit Committee for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board of Directors determine. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on (a) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States; (b) the representations of the independent registered public accounting firm appearing in the registered public accounting firm’s report on the Company’s financial statements; and (c) the representations of management that the internal control systems are effective.

THE AUDIT COMMITTEE

Kerrii B. Anderson, Chairman

Wendy E. Lane

Robert E. Mittelstaedt, Jr.

Arthur H. Rubenstein

STOCKHOLDER PROPOSALS

Under the rules and regulations of the SEC as currently in effect, any holder of at least $2,000 in market value, or 1% of Common Stock held continuously for at least one year by the date of the proposal submitted, who desires to have a proposal presented in the Company’s proxy material for use in connection with the annual meeting of stockholders to be held in 2011 must transmit that proposal (along with his name, address, the number of shares of Common Stock that he holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Such holder must continue to hold his Common Stock through the date of the meeting. Proposals of stockholders intended to be presented at the 2011 annual meeting and included in the Company’s proxy materials must be received by F. Samuel Eberts III, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, no later than December 2, 2010.

Holders of Common Stock who want to have proposals submitted for consideration at future meetings of stockholders should consult the applicable rules and regulations of the SEC with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations, and should also consult the Company’s By-Laws.

HOUSEHOLDING

As permitted by the Exchange Act, the Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this proxy statement and annual report unless one or more of these stockholders provides notification of their desire to receive individual copies. This procedure will reduce the Company’s printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact the Company’s transfer agent (in writing: American Stock Transfer and Trust Company, Shareholder Services, 6201 Fifteenth Avenue, Brooklyn, NY 11219; by telephone: 800-937-5449) with the names in which all accounts are registered.

If you participate in householding and wish to receive a separate copy of the 2009 annual report or this Proxy Statement, or if you wish to receive separate copies of future annual reports or proxy statements, please contact American Stock Transfer and Trust Company at the above address or phone number. The Company will deliver the requested documents to you promptly upon your request.

Beneficial stockholders, or stockholders who hold shares in “street name”, can request information about householding from their banks, brokers or other holders of record.

ADDITIONAL INFORMATION

A copy of the Company’s annual report to stockholders for fiscal 2009, which includes the annual report on Form 10-K, has been posted on the Internet along with this proxy statement, each of which is accessible by following the instructions in the Notice. The annual report is not incorporated in this proxy statement and is not considered proxy-soliciting materials.

The Company filed its annual report on Form 10-K with the SEC on February 24, 2010. The Company will mail without charge, upon written request, a copy of its annual report on Form 10-K for fiscal 2009, excluding exhibits. Please send a written request to Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, or access these materials on the Company’s website at www.labcorp.com on the Investor Relations page.

OTHER BUSINESS

The Company knows of no other matters that may come before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

F. Samuel Eberts III

Secretary

April 1, 2010

LABORATORY CORP. OF AMERICA HOLDINGS

358 SOUTH MAIN STREET

BURLINGTON, NC 27215

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M19968-P90579	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

LABORATORY CORP. OF AMERICA HOLDINGS

The Board of Directors recommends you vote FOR the following proposals:
Vote on Directors

1.	Election of the members of the Company’s Board of Directors
		For	Against	Abstain				For	Against	Abstain
Nominees:

	1a. David P. King	☐	☐	☐		1g.	Arthur H. Rubenstein, MBBCh	☐	☐	☐

	1b. Kerrii B. Anderson	☐	☐	☐		1h.	M. Keith Weikel, Ph.D.	☐	☐	☐

	1c. Jean-Luc Bélingard	☐	☐	☐		1i.	R. Sanders Williams, M.D.	☐	☐	☐

	1d. Wendy E. Lane	☐	☐	☐	Vote on Proposals

	1e. Thomas P. Mac Mahon	☐	☐	☐	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Laboratory		☐	☐	☐
	1f. Robert E. Mittelstaedt, Jr.	☐	☐	☐		Corporation of America Holdings’ independent registered public accounting firm for 2010.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

NOTE: Please sign exactly as name(s) appear(s) above. If signing as an executor, administrator, trustee, guardian, etc. please give full title as such. If the shareholder is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If shares are held jointly, each shareholder should sign. If signer is a partnership, please sign in the partnership name by an authorized person.

Date and promptly return the card in the envelope provided.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M19969-P90579

STOCKHOLDERS’ PROXY SOLICITED BY THE BOARD OF DIRECTORS OF

LABORATORY CORPORATION OF AMERICA HOLDINGS

To: LABORATORY CORPORATION OF AMERICA HOLDINGS

I appoint F. Samuel Eberts III and William B. Hayes, individually and together, as my proxies, with power of substitution, to vote all of my LABORATORY CORPORATION OF AMERICA HOLDINGS common stock at the Annual Meeting of Stockholders of LABORATORY CORPORATION OF AMERICA HOLDINGS to be held at The Paramount Theater, 128 East Front Street, Burlington, NC, 27215 on Wednesday, May 12, 2010 at 9:00 a.m., Eastern Daylight Time, and at any adjournment or postponement of the meeting.

My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote “FOR” the election of all the nominees listed under Item 1 and “FOR” Item 2. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

Please sign and date the other side of the card.

(Please fill in the appropriate boxes on the other side.)

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)